Exhibit 2.1

Execution Version

Dated March 13, 2025

Agreement and Plan of Merger

by and among

Toyota Tsusho America, Inc.

as Parent

TAI Merger Corporation

as Merger Sub

and

Radius Recycling, Inc.

as Company

White & Case LLP

White & Case Law Offices

(Registered Association) Marunouchi Trust Tower Main

26th Floor 1-8-3 Marunouchi

Chiyoda-ku, Tokyo 100-0005 Japan

Table of Contents

(i)

EXHIBITS & SCHEDULES

Exhibit A	-	Articles of Incorporation of the Surviving Corporation
Exhibit B	-	Bylaws of the Surviving Corporation
Annex 1	-	Parent Knowledge Persons
Annex 2		Parent Representatives

(ii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2025 (this “Agreement”), is entered into by and among Toyota Tsusho America, Inc., a New York corporation (“Parent”), TAI Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Radius Recycling, Inc., an Oregon corporation (the “Company”). Parent, Merger Sub, and the Company are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (ii) adopted and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company and (iv) recommended the approval of this Agreement by the holders of Common Stock;

WHEREAS, the Board of Directors of Parent has duly (i) approved this Agreement, the Merger and the other Transactions and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Merger and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the Merger and the other Transactions are in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Merger Sub and (iv) recommended adoption of this Agreement and approval of the Merger and the other Transactions by the sole stockholder of Merger Sub;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, Toyota Tsusho Corporation, a Japanese corporation (the “Guarantor”) has entered into a guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement (the “Parent Guarantee”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01          Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

“2013 Plan” means the Company’s 1993 Stock Incentive Plan, amended and restated as of November 7, 2013, and as may have been amended prior to the date hereof, a complete and current version of which has been provided to Parent prior to the date hereof.

“2024 Plan” means the Company’s 2024 Omnibus Incentive Plan, as may have been amended prior to the date hereof, a complete and current version of which has been provided to Parent prior to the date hereof.

“Acceptable Confidentiality Agreement” means a confidentiality agreement to which the Company is a party having confidentiality and use provisions that are not less favorable to the Company in the aggregate than the provisions of the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements); provided, that such confidentiality agreement shall not restrict compliance by the Company with the terms of this Agreement; provided, further, that such confidentiality agreement need not contain any “standstill” or similar provisions. For the avoidance of doubt, (a) a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement and (b) a clean team agreement entered into with respect to the treatment of competitively sensitive information of the Company shall each be an Acceptable Confidentiality Agreement, so long as the provisions therein are not less favorable in the aggregate to the Company than the provisions of the Confidentiality Agreement.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and sections 121, 123 and 426 of the Criminal Code (Canada), and any other similar laws, rules, and regulations of any applicable jurisdiction concerning or relating to bribery or corruption.

“Anti-Spam Laws” mean any applicable legislation regulating commercial electronic messages and includes (i) Canada’s An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act and (ii) any legislation in the jurisdictions where the Company or any of its Subsidiaries conduct their respective businesses.

“Antitrust Laws” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state, commonwealth and foreign statutes, rules, regulations, Orders, decrees and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York, or Tokyo, Japan are authorized or required by applicable Law to be closed.

“Canadian Subsidiary” means any Subsidiary of the Company that is a corporation incorporated in Canada or that is otherwise resident of Canada for purposes of the Canadian Tax Act.

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“CEWS” means the Canada Emergency Wage Subsidy pursuant to section 125.7 of the Canadian Tax Act.

“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be prepared and kept on file, in respect of CEWS.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means: following submission of a voluntary notice pursuant to the DPA, (i) written notification by CFIUS to Parent and the Company that none of the Transactions constitutes a “covered transaction” pursuant to the DPA; (ii) written notification by CFIUS to Parent and the Company that CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions; or (iii) CFIUS shall have sent a report to the President of the United States (the “President”) requesting the President’s decision and the President has announced a decision to not take any action to suspend or prohibit the Transactions.

“CFIUS Filing” means the submission by the Parties of a voluntary notice to CFIUS pursuant to the DPA.

“CFIUS Turndown” means (i) CFIUS has informed Parent and the Company in writing that it has unresolved national security concerns with respect to the Transactions and that it intends to refer the matter to the President unless the Parties abandon the Transactions, or (ii) CFIUS shall have referred, or shall have informed the Parties in writing that it intends to refer, the matter to the President, in each case without offering the Parties the opportunity to abandon the Transactions in lieu of such referral.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council or similar agreement or other contract with a labor union, works council, employee representative group or labor organization, in each case with respect to any current employee of the Company or any of its Subsidiaries by which the Company or any of its Subsidiaries is bound.

“Company Balance Sheet” means the balance sheet of the Company as of August 31, 2024, included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2024, as filed with the SEC.

“Company Credit Facility” means that certain third amended and restated credit agreement, dated as of April 6, 2016, among the Company (as U.S. borrower), Schnitzer Steel Canada Ltd. (as Canadian borrower), Bank of America, N.A. (as administrative agent, swing line lender and an L/C issuer), Bank of Montreal (as the Canadian lender), the U.S. lenders party thereto from time to time and the guarantors party thereto from time to time, as amended on each of August 24, 2018, June 30, 2020, August 22, 2022, June 17, 2024 and January 3, 2025.

“Company DSU Award” means each award of deferred stock units, held by a non-employee member of the Company Board under the Director Deferred Compensation Plan, representing the right to be issued shares of Class A common stock.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not subject to ERISA; and (b) each other employment, individual consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, stock purchase or other equity or equity-based award (whether payable in cash, securities or otherwise), incentive compensation, tax gross-up, profit sharing, savings, pension (including defined benefit pension), retirement (including early retirement and supplemental retirement), retiree or post-employment benefit, disability, insurance (including life and health insurance), vacation or other paid time off (except to the minimum extent that is required by employment standards legislation), deferred compensation, supplemental retirement (including termination indemnities and seniority payments), supplemental pension, severance or termination (except as required by minimum employment standards legislation), redundancy, retention, transaction bonus, change of control, death and disability benefit, accident, hospitalization, medical, life or other insurance, Code Section 125 “cafeteria” or flexible benefit, supplemental unemployment benefit, relocation, repatriation or expatriation, and similar fringe, health, welfare, medical, dental, health or wellness spending account or other employee benefit or compensation plan, practice, program, agreement, contract, policy or arrangement, in each case, whether or not in writing, funded or unfunded, that is maintained, sponsored or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of or relating to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries (or, in each case, dependents, spouses or beneficiaries thereof), or to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any Subsidiary thereof has, or would reasonably be expected to have, any Liability (in each case, excluding (x) any plan, program, agreement, policy or arrangement maintained by a Governmental Entity and (y) any Multiemployer Plan).

“Company Equity Award” means a Company RSU Award, Company PSU Award, or Company DSU Award.

“Company Equity Plans” means the 2013 Plan and the 2024 Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries, including all Intellectual Property set forth on Section 4.11(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” means an event, change, occurrence, effect or development that, individually or in the aggregate with all other events, changes, occurrences, effects or developments, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include events, changes, occurrences, effects or developments (by themselves or when aggregated or taken together with any and all other events, changes, occurrences, effects or developments) to the extent relating to, arising out of or in connection with or resulting from (a) the market price or trading volume of Common Stock (or changes thereto) or any change in the credit rating of the Company or any of its securities (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred); (b) the execution, announcement, consummation, existence, delivery or performance of this Agreement (including the identity of Parent, Merger Sub or their Affiliates), or the announcement or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, contractors, officers, directors, customers, suppliers, distributors, manufacturers’ representatives, labor unions, works councils, financing sources, partners, Governmental Entities or other business relationships, including by reason of any communication by Parent or any of its Affiliates with respect to the conduct of the business of the Company and its Subsidiaries (provided, that this clause (b) shall not apply to any representation or warranty set forth in Section 4.05 or with respect to the condition to Closing contained in Section 7.03(a) to the extent it relates to such representations and warranties); (c) the general conditions or trends in the industries in which the Company or its Subsidiaries operate or in the domestic, foreign or global economy generally or other general business, financial or market conditions; (d) domestic, foreign or global political conditions, or economic, regulatory, financial or capital markets conditions (including interest rates, foreign exchange rates, inflation rates, commodity prices, exchange rates, tariffs, trade wars and credit markets); (e) geopolitical conditions, or any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war (whether or not declared), sanctions, cyberterrorism, widespread or industry-wide cyberattack, military activity, sabotage, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement; (f) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, volcanos, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, any acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and COVID-19 Measures) or similar force majeure events, including any worsening of such conditions threatened or existing on the date of this Agreement; (g) any changes in the pricing or availability of ferrous or non-ferrous metals; (h) the failure, in and of itself, of the Company to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred; provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions); (i) any Action or proceeding relating to or resulting from this Agreement or the Transactions (including any such Action brought by current or former shareholders of the Company against the Company or its directors and officers); (j) any action taken by the Company or any of its Subsidiaries at the express written direction of Parent or any action required to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement; or (k) any change in any applicable Law or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law or GAAP or any other applicable accounting principles or standards) after the date of this Agreement; provided, that in the case of the foregoing clauses (c), (d), (e), (f) or (k) to the extent such event, change, occurrence, effect or development referred to therein is not otherwise excluded from the definition hereof and has a materially disproportionate adverse impact on the business, assets, liabilities, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated Persons engaged in the same industry or industries or geographic markets in which the Company and its Subsidiaries operate, then the incremental material disproportionate impact of such event, change, occurrence, effect or development may be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Multiemployer Plan” means any Multiemployer Plan to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has, or could reasonably be expected to have, any Liability.

“Company Preferred Stock” means the preferred stock, par value $1.00 per share, of the Company.

“Company PSU Award” means each award of restricted stock units representing the right to be issued shares of Class A common stock granted under a Company Equity Plan, and that is subject to performance-based vesting restrictions.

“Company RSU Award” means each award of restricted stock units representing the right to be issued shares of Class A common stock granted under a Company Equity Plan, and that is subject to time-based vesting restrictions and is not subject to performance-based vesting restrictions.

“Company Software” means all proprietary Software owned or purported to be owned by the Company and its Subsidiaries.

“Company Termination Fee” means $27,200,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from any Governmental Entity (including any Governmental Authorization).

“Contract” means any legally binding contract, agreement, instrument, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written, but excluding purchase orders.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or otherwise (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Entity) or any other reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company or any of its Subsidiaries that are otherwise substantially consistent with actions taken by others in the industries or geographic regions in which the affected businesses of the Company or any of its Subsidiaries operate, in each case, in connection with or in response to COVID-19 or any other related global or regional health event or circumstance.

“Dataroom” means the virtual electronic dataroom entitled “Project Sun”, which is hosted by Firmex Inc. in connection with the Transactions.

“Director Deferred Compensation Plan” means the Company’s Deferred Compensation Plan for Non-Employee Directors.

“DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and all regulations promulgated thereunder at 31 C.F.R. Parts 800-802.

“EDGAR” means the SEC’s online database of public company filings.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, similar force majeure events or acts of Governmental Entities.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; and (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, incorporated or unincorporated joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.

“Environmental Law” means any Law relating to (i) pollution of the environment, (ii) the protection of the environment and natural resources (including flora or fauna) or (iii) human health or safety (as it relates to exposure to any Hazardous Substance), including all those relating to the use, handling, storage, generation, sale, labelling, recycling, treatment, Release, transportation or disposal of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with another Person (whether or not incorporated), is or was treated, at any relevant time, as a single employer with such other Person within the meaning of and subject to Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Investment Laws” means applicable Laws designed to prohibit, restrict or regulate foreign investment for purposes of national security, public order or defense matters applicable in any jurisdiction.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means: (a) any director, officer, employee, or representative of any Governmental Entity; (b) any Person acting in an official capacity for or on behalf of any Governmental Entity; or (c) any political party, party official, or candidate for political office.

“Governmental Authorization” means any permit (including any International Trade Permit), license, decree, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, exemption or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law.

“Governmental Entity” shall mean any U.S. federal, state, commonwealth, regional, district or local, including county, or non-U.S. federal, provincial, municipal or transnational governmental, regulatory or administrative agency, commission, court, body, board, bureau, entity, authority or official, including any sub-division thereof, or any non-governmental self-regulatory agency (including stock exchange), commissioner, minister, authority, arbitration forum or arbitrator, in each case with competent jurisdiction.

“Hazardous Substance” means (a) any substance, material or waste (i) listed, defined, designated or classified as hazardous, toxic, radioactive, flammable, a pollutant or a contaminant (or words of similar meaning) under any Environmental Law or (ii) that can result in any Liability under any Environmental Law due to its dangerous, deleterious, hazardous, or toxic (or words of similar meaning) properties or characteristics, or (b) petroleum or any derivative or byproduct thereof, petroleum products, per- and poly-fluoroalkyl substances, creosote, ozone-depleting substances, chlorinated solvents and other volatile organic compounds, semi-volatile organic compounds, perchlorate, asbestos or asbestos-containing material, radiation, urea formaldehyde foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, as of the date of determination and without duplication, all liabilities of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or other similar Contracts; (c) in respect of letters of credit, bankers’ acceptances, and surety and performance bonds that have been drawn down, in each case, to the extent of such draw; (d) for lease obligations of such Person which are required to be capitalized on the books and records of such Person in accordance with GAAP; (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (f) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, in each case, in an amount equal to the net cash payment obligations that will be payable upon termination thereof (assuming they were terminated on the date of determination); (g) in the nature of a guarantee of the obligations described in clauses (a) through (f) above or clause (i) below of any other Person; (h) all obligations of another Person of the type described in clauses (a) through (g) above or clause (i) secured by a Lien on the assets of such Person; and (i) accrued interest, penalties, fees, reimbursements and premiums that would arise at Closing as a result of the discharge of such amount owed in connection with the Transactions. Notwithstanding the foregoing, “Indebtedness” shall not include (x) any trade payables incurred in the ordinary course of business, (y) operating lease obligations incurred in the ordinary course of business or any leases accounted for under ASC 842 or (z) letters of credit, bankers’ acceptances and similar instruments to the extent undrawn.

“Information Privacy and Security Laws” means all Laws relating to the Processing, use, disclosure, collection, privacy, confidentiality, integrity, availability, protection, transfer or security of any data or information (including Personal Information) in the possession, custody or control of the Company, or held or processed on behalf of the Company, including any data breach notification Laws and Anti-Spam Laws, in each case, applicable to the Company.

“Information Privacy and Security Obligations” means all (a) material Contracts to which the Company is a party or otherwise bound, (b) self-regulatory standards applicable to the Company and (c) posted or public written Company policies and procedures, in each case of (a), (b) and (c), relating to the Processing, use, disclosure, collection, privacy, confidentiality, integrity, availability, protection, transfer or security of data or information (including Personal Information).

“Intellectual Property” means all rights, title, and interests in and to all intellectual or industrial property rights of every kind and nature however denominated, throughout the world, including any of the following: (a) patents and patent applications, including provisional and international applications, and all divisionals, continuations, continuations-in-part, reissues and reexaminations of any of the foregoing; (b) trademarks, service marks, trade dress, logos, trade names, and brands and other similar indicia of source or origin, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof; (d) internet domain names; (e) database rights and any other rights in Software; (f) trade secrets, know-how, and confidential information, including inventions, invention disclosures, know-how, technical data or information, research and development information, rights in customer and vendor lists and customer records, reports, Software development methodologies, process technology, plans, drawings, blueprints, business forecasts and marketing strategies, and business plans; (g) rights of publicity and moral rights; and (h) all renewals for any of the foregoing.

“International Trade Permit” means any Governmental Authorization issued under any applicable Trade Laws.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software (including Company Software), hardware, network or systems owned, used, operated, or controlled by or on behalf of the Company and used in the conduct of the businesses of the Company, including any server, workstation, router, hub, switch, endpoints, platforms, websites, storage, firmware, automated processes, data line, desktop application, server-based application, mobile application, information technology, operational technology or cloud service hosted or provided by or for the Company, whether licensed, owned, leased or outsourced.

“Knowledge” means (a) with respect to Parent or Merger Sub, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Annex 1 and (b) with respect to the Company, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Section 1.01 of the Company Disclosure Letter.

“Law” means any U.S. federal, state, commonwealth, district, regional or local, including county or any non-U.S. federal, provincial, municipal or other law (including common law), statute, code, treaty, convention, ordinance, rule, regulation, by-law, decision, Order or similar requirement of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed to the Company and its Subsidiaries, including all buildings, structures, fixtures and other improvements thereon with aggregate annual base rental payments greater than $420,000.

“Legal Proceeding” means any action, including enforcement action, suit, litigation, arbitration, charge, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, demand audit, examination or investigation commenced or brought by any Governmental Entity or Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any public or private arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable and regardless of whether such liability would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the notes thereto under GAAP).

“Lien” means a lien (statutory or otherwise), mortgage, hypothec, pledge, security interest, transfer restriction, restrictive covenant, charge, security, servitude, easement, title defect, deed of trust, adverse claim, subscription right, option to purchase or other encumbrance of any kind or nature whatsoever.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of and subject to Section (3)(37) of ERISA.

“Nagoya Stock Exchange” means Nagoya Stock Exchange, Inc.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Order” means any charge, order, including any consent order, writ, injunction, judgment, decree, including any consent decree, ruling, determination, directive, award or settlement of a Governmental Entity, whether civil, criminal or administrative.

“Parent Representatives” means the individuals listed on Annex 2.

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (1) not yet due and payable, or (2) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory landlords’ or other similar Lien imposed by Law arising in the ordinary course of business for amounts (1) not yet overdue by more than ninety (90) days or (2) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that is not violated in any respect that is material to the Company and its Subsidiaries, taken as a whole, by the current use or occupancy of the real property subject thereto; (d) that is a defect or imperfection of title, easement, encroachment, covenant, right-of-way, condition, matter that would be apparent from a physical inspection, search of public records or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of such real property; (e) pursuant to, or permitted under, a Lease; (f) that is disclosed on the most recent consolidated balance sheet of the Company including the notes thereto; (g) that secures Indebtedness permitted by Section 6.01(a)(x); (h) consisting of deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (1) in existence on the date of this Agreement or (2) incurred in the ordinary course of business; (i) arising under, or permissible under, the Company Credit Facility or any Replacement Credit Facility entered into in compliance with Section 6.01(a), to the extent discharged or released at or prior to the Closing; (j) that is a nonexclusive license of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business; (k) incurred in favor of insurance companies or their Affiliates in connection with the financing of insurance premiums in the ordinary course of business; or (l) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is not material to the Company and its Subsidiaries, taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unlimited liability company, an association, a trust, a joint venture or any other entity, group (as such term is used in Section 13(d) of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means any information that, alone or in combination with other information that is held or accessible to the Company and its Subsidiaries, (a) can be used to identify (directly or indirectly) a natural person, household or device, and (b) any other information defined as “personal information,” “personal data,” “personally identifiable information” or similarly regulated information under any applicable Law.

“Process” or “Processing” means the collection, use, disclosure, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure or other operations performed on data, including any Sensitive Data.

“Proxy Statement” means the proxy statement to be sent to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

“Registered IP” means all issued patents, registered copyrights, and registered trademarks or service marks, all applications for any of the foregoing and all domain name registrations that are registered, filed or issued with, by or under the authority of any Governmental Entity or domain name registrar, and any Intellectual Property rights in any of the foregoing.

“Release” means any emission, spill, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release into the environment, including ambient or indoor air.

“Representatives” means, with respect to a Person, any director, officer, employee, accountant, legal counsel, financial advisor, agent or other advisor or representative of such Person.

“Sanctions” means any economic or financial sanctions, trade embargoes or restrictions administered or enforced by (a) the United States Government (including the U.S. Department of State, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of Commerce), (b) the United Nations Security Council, (c) any Governmental Entity of Canada (including Global Affairs Canada, the Ministry of Public Safety, and the Canada Border Services Agency), (d) the European Union, (e) His Majesty’s Treasury of the United Kingdom or (f) any other sanctions authority in any jurisdiction applicable to the Company or any of its Subsidiaries.

“Sanctions Target” means: (a) any country or territory that is the target of comprehensive Sanctions, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, the Kherson and Zaporizhzhia regions of Ukraine, and North Korea (“Sanctioned Countries”); (b) a Person that is designated on any list of Persons targeted by Sanctions, including OFAC’s list of Specially Designated Nationals and Blocked Persons; (c) a Person that is ordinarily resident in, incorporated, or organized under the laws of a Sanctioned Country; (d) any Person that is otherwise the target of Sanctions; or (e) any entity fifty percent (50%) or more owned, individually or in the aggregate, directly or indirectly, or controlled (as determined in accordance with applicable Law) by a Person identified in clauses (b) to (d) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) loss of, unauthorized acquisition of, access to, communication of, or disclosure of any Sensitive Data in the applicable Person’s possession, custody or control, or otherwise held or processed on such Person’s behalf; (b) phishing, cyberattack, fraud or security failure that results in a monetary loss or a significant business disruption; or (c) information security incident that has compromised the integrity or availability of the Company IT Systems.

“Sensitive Data” means all (a) Personal Information, and (b) confidential or proprietary business information or trade secret information (including source code for Company Software).

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, software tools, user interfaces and databases.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they mature; and (c) such Person will not have unreasonably small capital to carry on its businesses as presently conducted or as proposed to be conducted.

“Specified Claims” means any of the matters set forth on Section 6.19 of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is at the time of determination held, directly or indirectly, by such Person (itself or together with any one or more of such Person’s Subsidiaries); (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are at the time of determination beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Tax Return” means any return, election, designation, notice, form, report, certification, disclosure, statement or other filing or document filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendment thereof and any attached schedules or other attachments thereto.

“Taxes” means any and all U.S. federal, state, commonwealth or local or non-U.S. taxes, imposts, duties, levies, customs, charges, premiums, fees or other assessments of any kind (together with any and all interest, surcharges, penalties, additions to tax, deficiency assessments, additional amounts imposed with respect thereto or amounts imposed in lieu thereof) imposed by any Governmental Entity, including any income, capital gains, franchise, windfall, profits, license, capital, transfer, estimated, alternative, gross receipts, property, sales, use, capital stock, payroll, health, government pension plan, employment, unemployment, employment insurance, severance, social security (including chauffeurs social security), disability (including non-occupational disability), workers’ compensation, volume of business, municipal license (“patente”), occupancy, net worth, excise, withholding, environmental, registration, stamp, goods and services, retail, ad valorem and value added taxes and any other taxes, imposts, duties, levies, customs, charges, fees or other assessments of any kind (together with any and all interest, penalties, additions to tax, deficiency assessments, additional amounts imposed with respect thereto, or amounts imposed in lieu thereof) imposed by any Governmental Entity, in each case, whether payable directly or by withholding, whether or not requiring the filing of a Tax Return, and whether disputed or not.

“Tokyo Stock Exchange” means Tokyo Stock Exchange, Inc.

“Trade Laws” means all applicable Laws relating to anti-terrorism, the importation or exportation of goods antiboycott regulations, and Sanctions.

“Transactions” means the transactions contemplated by this Agreement, including the Merger, and by the Parent Guarantee.

“Treasury Regulations” means the regulations promulgated under the Code.

“USA PATRIOT Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

“Willful Breach” means with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 2.02 shall be a Willful Breach of this Agreement.

Section 1.02          Terms Defined Elsewhere. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

Term	Location Defined
Action	Section 6.10(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(a)
Alternative Proposal	Section 6.04(i)
Annual Bonus	Section 6.06(e)
Approval Request	Section 6.01(b)
Articles of Merger	Section 2.03
Book-Entry Shares	Section 3.01(a)
Burdensome Condition	Section 6.07(d)
Capex Budget	Section 4.13(a)(i)
Certificate of Merger	Section 2.03
Certificates	Section 3.01(a)
Change of Recommendation	Section 6.04(f)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.02(b)(iii)
Common Stock	Section 3.01(a)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article IV
Company Employee	Section 6.06(a)
Company Employees	Section 6.06(a)
Company Incentive Plan	Section 6.06(e)
Company Product	Section 4.21
Company Related Parties	Section 8.03(a)
Company SEC Reports	Section 4.06(a)
Company Shareholders’ Meeting	Section 6.05(b)
Confidentiality Agreement	Section 6.03(b)
control	Definition of Affiliates, Section 1.01
controlled by	Definition of Affiliates, Section 1.01
DGCL	Section 2.01
Dissenting Shares	Section 3.01(c)(ii)
Effective Time	Section 2.03
End Date	Section 8.01(b)
Enforcement Expenses	Section 8.03(b)
Exchange Fund	Section 3.02(a)
First Extended Date	Section 8.01(b)
Goldman Sachs	Section 4.25
Indemnified Party	Section 6.10(b)
Intervening Event	Section 6.04(k)
Intervening Event Notice	Section 6.04(g)
Leases	Section 4.10(b)
Legal Restraint	Section 7.01(b)

Mass Layoff	Section 4.18(a)
Material Contract	Section 4.13(a)
Maximum Amount	Section 6.10(c)
Measurement Time	Section 4.02(a)
Merger	Recitals
Merger Consideration	Section 3.01(a)
Merger Sub	Preamble
Multiemployer Plan	Section 4.18(j)
New Plans	Section 6.06(b)
Notice Period	Section 6.04(f)
OFAC	Definition of Sanctions, Section 1.01
Old Plans	Section 6.06(b)
Oregon Act	Section 2.01
Owned Real Property	Section 4.10(a)
Parent	Preamble
Parent Material Adverse Effect	Section 5.01
Parent Related Parties	Section 8.03(a)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.02(a)
Payoff Amount	Section 6.18
Payoff Letter	Section 6.18
Plant Closing	Section 4.18(a)
President	Definition of CFIUS Approval, Section 1.01
Recommendation	Section 4.04
Remedial Action	Section 6.07(d)
Replacement Credit Facility	Section 6.01(a)(x)(A)(v)
Required Company Shareholder Vote	Section 4.24
Sanctioned Countries	Definition of Sanctions Target, Section 1.01
Share	Section 3.01(a)
Significant Customers	Section 4.22
Significant Suppliers	Section 4.22
Specified Regulatory Approvals	Section 7.01(c)
Superior Proposal	Section 6.04(j)
Superior Proposal Notice	Section 6.04(f)
Surviving Corporation	Section 2.01
Takeover Statutes	Section 4.23
Tax Proceeding	Section 4.17(f)
Tax Sharing Agreement	Section 4.17(l)
Termination Date	Section 6.01(a)
under common control with	Definition of Affiliates, Section 1.01
Union Employees	Section 6.06(f)
Voting Subsidiary Debt	Section 4.03(d)
WARN Act	Section 4.18(a)

Section 1.03          Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a)           the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and the use of the masculine, feminine, or neuter gender shall not limit any provision of this Agreement;

(b)           where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(c)           the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           references made in this Agreement to Articles, Sections, paragraphs, clauses, Exhibits, Schedules, the Preamble and Recitals are references to articles, sections, paragraphs, clauses, exhibits, schedules, the preamble and recitals of this Agreement;

(e)           the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified;

(f)           documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were provided in writing to Parent and Merger Sub by the Company or its Representatives, or (i) made available for review by Parent, Merger Sub or their respective Representatives in the Dataroom, or (ii) filed by the Company with the SEC and publicly available on EDGAR, in each case of clauses (i) and (ii), as of 5:00 p.m. Eastern time on the day prior to the date hereof.

(g)           references to “day” or “days” are references to calendar days, unless the defined term “Business Days” is used;

(h)           whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty;

(i)           with respect to any determination of any period of time, the word “from” means “from and including,” the word “to” means “to and including” and the word “through” means “through and including”;

(j)           references to “the date hereof,” “the date of this Agreement” and words of similar import refer to the date set forth in the preamble to this Agreement;

(k)           references to specific Contracts or specific provisions thereof are to such Contracts or provisions as amended, restated, supplemented, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time, provided, that with respect to any Contract listed in the Company Disclosure Letter, such references shall only include any amendments, replacements or modifications that are made available to Parent prior to the date hereof;

(l)           references to any “copy” of any Contract or other document refer to a true and complete copy thereof;

(m)           the word “or” includes both the conjunctive and disjunctive;

(n)           the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(o)           the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(p)           the term “third party” shall mean any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates;

(q)           all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein;

(r)           all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP;

(s)           any reference to any Law is a reference to the Law as amended, modified, supplemented, re-enacted or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute, rule or regulation includes any successor to the section;

(t)           references to dollars or “$” are references to United States of America dollars;

(u)           any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and its Subsidiaries, taken as a whole; and

(v)           references to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Entity, to any Person succeeding to its functions and capacities.

Article II

The Merger

Section 2.01          The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Oregon Business Corporation Act (the “Oregon Act”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the laws of the State of Oregon as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.02          Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY, U.S.A. 10017, at 9 a.m. Eastern Time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.03          Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Oregon and the certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Oregon Act and the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required by the Oregon Act and the DGCL in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger in accordance with the Oregon Act and the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 2.04          Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Oregon Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05         Organizational Documents of the Surviving Corporation. Subject to Section 6.10, at the Effective Time and without any further action on the part of the Company, Parent or Merger Sub:

(a)           the articles of incorporation of the Company shall be amended and restated to read as set forth on Exhibit A hereto, and as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and

(b)           the bylaws of the Company shall be amended and restated to read as set forth on Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06          Directors of the Surviving Corporation. The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.07          Officers of the Surviving Corporation. The officers of Merger Sub as of immediately prior to the Effective Time or such other individuals as designated by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Article III

Conversion of Shares; Exchange of Certificates

Section 3.01         Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company or Merger Sub:

(a)           Conversion of Company Common Stock. Each share of common stock, par value $1.00 per share, of the Company (including both Class A common stock and Class B common stock, such shares, collectively, the “Common Stock,” and each, a “Share”) that is outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted automatically into the right to receive $30.00 per Share in cash, without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) shall, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender of Certificates or Book-Entry Shares in accordance with Section 3.02.

(b)           Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)           Dissenters’ Rights.

(i)           In accordance with Section 60.554(3) of the Oregon Act, no dissenters’ rights shall be available to the holders of shares of Class A common stock of the Company in connection with the Merger or the other transactions contemplated by this Agreement.

(ii)          Notwithstanding anything in this Agreement to the contrary, shares of Class B common stock of the Company that are held by any shareholder of the Company who has properly asserted dissenters’ rights with respect to such shares of Class B common stock of the Company and has timely given written notice of intent to demand payment of such shares of Class B common stock pursuant to, and who has complied in all respects with, the provisions of Sections 60.551–60.594 of the Oregon Act, and does not withdraw, lose or fail to perfect their rights to appraisal (such shares of Class B common stock, the “Dissenting Shares,” and such provisions, the “OBCA Dissenters’ Rights Provisions”) shall not be converted into the right to receive any Merger Consideration to which such holder would otherwise be entitled pursuant to Section 3.01(a), but instead, such shareholder shall be entitled to payment of the fair value of such shares of Class B common stock in accordance with, and shall have the rights set forth in, the OBCA Dissenters’ Rights Provisions. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the OBCA Dissenters’ Rights Provisions. Notwithstanding the foregoing, if any such holder shall fail to perfect, or otherwise shall waive, withdraw or lose, the right to dissent and seek payment under the OBCA Dissenters’ Rights Provisions or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the OBCA Dissenters’ Rights Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the OBCA Dissenters’ Rights Provisions shall cease and such Dissenting Shares shall be deemed to cease to be Dissenting Shares and shall be deemed to have been cancelled and retired and to have been converted at the Effective Time pursuant to Section 3.01(a) solely into the right to receive holder’s portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.01(a), without the right to any interest or other additional consideration. The Company shall give Parent (i) prompt notice and copies of any demands received by the Company for appraisals of Shares, withdrawals of demands for appraisal and any other instruments served pursuant to Section 60.554 of the Oregon Act and (ii) the reasonable opportunity to participate in all negotiations and proceedings with respect to such demands. The Company will not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands, in each case, except with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed. Each holder of Dissenting Shares who becomes entitled under the OBCA Dissenters’ Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the OBCA Dissenters’ Rights Provisions).

Section 3.02          Exchange of Certificates.

(a)           Paying Agent. Before or on the Closing Date, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company, that shall be appointed by Parent to act as a paying agent hereunder and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares, an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to Section 3.01(a), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article III (such cash being referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to pay the Merger Consideration in accordance with Section 3.01(a), Parent shall, as promptly as reasonably practicable, deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement.

(b)           Payment Procedures.

(i)           As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, Parent shall direct the Paying Agent to mail to each holder of record of Shares represented by Certificates or book entry whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent or, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the book-entry transfer of Book-Entry Shares as the Paying Agent may reasonably request) and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)          Parent shall cause the Paying Agent to deliver, upon (A) in the case of a Certificate, surrender of such Certificate (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent or (B) in the case of Book-Entry Shares, the later of (i) the Effective Time and (ii) to the extent required by the Paying Agent, the time when an “agent’s message” is received by the Paying Agent (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), to the holder of such Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Share, the Merger Consideration for each share of Common Stock theretofore represented by such Certificate or Book-Entry Share, as applicable, pursuant to Section 3.01(a), and the Certificate or Book-Entry Share, as applicable, so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or cancellation of Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stamp, stock transfer or similar Taxes have been paid or are not applicable.

(iii)         Notwithstanding anything herein to the contrary, the Paying Agent, the Company, the Surviving Corporation, Parent and Merger Sub (and their respective Affiliates or agents), as applicable, and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”) or the Treasury Regulations, or under any provision of applicable U.S. federal, state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that such amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything herein to the contrary, any compensatory amounts payable to any current or former employee or service provider of the Company pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable, or, at the election of the Company and Parent, through a payroll agent, in either case subject to any required deductions or withholdings.

(c)           Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or evidence of Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 3.02(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article III.

(d)           Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for nine (9) months after the Effective Time shall thereafter be delivered to Parent (or the Surviving Corporation, as directed by Parent) upon demand, and any former holders of Shares who have not surrendered or delivered an “agent’s message” with respect to their Shares in accordance with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of or delivery of an “agent’s message” with respect to their Shares.

(e)           Abandoned Property; No Liability. Any portion of the aggregate Merger Consideration remaining unclaimed by the former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Anything in this Agreement to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund solely under written instructions of Parent. Any interest and other income resulting from such investments shall be paid to Parent (net of any applicable withholding Taxes). No such investment or any loss thereon shall affect the amounts payable pursuant to this Article III. Parent shall take actions necessary to ensure that the Exchange Fund includes at all times cash in an amount sufficient for the Paying Agent to pay the Merger Consideration in accordance with this Agreement.

(g)           Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount the holder of such Certificate is entitled to receive under this Article III.

Section 3.03          Treatment of Company Equity Awards.

(a)           Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU Award (or portion thereof) granted prior to the date of this Agreement that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and each Company RSU Award shall be cancelled and converted into the right of the holder of each Company RSU Award (or portion thereof) to receive (without interest and subject to any applicable Taxes required to be deducted or withheld with respect to such payment) an amount in cash equal to the sum of (i) the product of (A) the Merger Consideration, multiplied by (B) the total number of Shares subject to each Company RSU Award (or portion thereof) immediately prior to the Effective Time, plus (ii) any accrued and unpaid dividends or dividend equivalent rights corresponding to such Company RSU Award.

(b)           Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company PSU Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and each Company PSU Award shall be cancelled and converted into the right of the holder of each Company PSU Award (or portion thereof) to receive (without interest and subject to any applicable Taxes required to be deducted or withheld with respect to such payment) an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares subject to each Company PSU Award (or portion thereof) immediately prior to the Effective Time, calculated based on the greater of (A) actual performance, calculated with the applicable performance period running through the last day of the Company’s most recently completed quarter prior to the Effective Time and (B) deemed target level performance.

(c)           Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company DSU Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and each Company DSU Award shall be cancelled, and converted into the right of the holder of each Company DSU Award to receive (without interest and subject to any applicable Taxes required to be deducted or withheld with respect to such payment) an amount in cash equal to the sum of (i) the product of (A) the Merger Consideration, multiplied by (B) the total number of Shares subject to each Company DSU Award (or portion thereof) immediately prior to the Effective Time, plus (ii) any accrued and unpaid dividends or dividend equivalent rights corresponding to such Company DSU Award.

(d)           At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company Equity Awards pursuant to Section 3.03(a), (b) and (c) above. The payments described in Section 3.03(a), (b) and (c) above shall, as applicable, be made by the Surviving Corporation or through a payroll agent (in either case subject to any required deductions or withholdings) as promptly as practicable following the Effective Time, but in no event later than the later of (i) five (5) Business Days after the Effective Time or (ii) the first regularly scheduled payroll date to occur on or following the Effective Time. Notwithstanding the foregoing, if any payment owed to a holder of a Company Equity Award as of the Effective Time pursuant to Section 3.03(a), (b) and (c) above, as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation shall issue a check for such payment to such holder (subject to any applicable Taxes required to be deducted or withheld with respect to such payment), which check shall be sent by courier to such holder promptly following the Effective Time. Notwithstanding the foregoing, to the extent any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Company or the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award that will not trigger a tax or penalty under Section 409A of the Code.

(e)           At or prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt any resolutions and take all other actions necessary to (i) effectuate the provisions set forth in this Section 3.03 and (ii) terminate the Company Equity Plans as of the Effective Time.

Article IV

Representations and Warranties of the Company

Except as disclosed in (a) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face) or (b) any information set forth in any Company SEC Report (including any documents incorporated by reference therein) filed with the SEC prior to the date of this Agreement and publicly available on EDGAR on or after January 1, 2022 (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature), it being understood that nothing disclosed in any Company SEC Report shall be deemed disclosed in respect of the representations and warranties set forth in Section 4.02, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01          Qualification; Organization.

(a)           The Company is a legal entity duly organized and validly existing under the Laws of the State of Oregon and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except (other than with respect to the Company’s due organization and valid existence under the Laws of the State of Oregon or corporate power and authority), in each case, as does not constitute a Company Material Adverse Effect.

(b)           The Company has made available to Parent true, complete and correct copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of any provision of its articles of incorporation or bylaws except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.02          Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Common Stock, of which 28,201,982 shares (28,001,982 shares consist of Class A Common Stock and 200,000 shares consist of Class B Common Stock) have been issued and are outstanding as of the close of business on March 11, 2025 (the “Measurement Time”); and (ii) 20,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There is no Contract to which the Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company, except for the Confidentiality Agreement and except for any other standstill or similar undertakings. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities of the Company (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).

(b)           As of the Measurement Time:

(i)           944,051 shares of Class A common stock are subject to issuance or delivery pursuant to outstanding Company RSU Awards and $1,200,913 accrued and unpaid dividends or dividend equivalent rights are outstanding corresponding to such Company RSU Awards;

(ii)          767,933 shares of Class A common stock are subject to issuance or delivery pursuant to outstanding Company PSU Awards (assuming the target level of performance is achieved);

(iii)         335,748 shares of Class A common stock are subject to issuance or delivery pursuant to outstanding Company DSU Awards and $0 accrued and unpaid dividends or dividend equivalent rights are outstanding corresponding to such Company DSU Awards;

(iv)         no Company Equity Awards are outstanding other than those granted under the Company Equity Plans and referenced in the preceding clauses (i) through (iii) above; and

(v)          2,455,366 shares of Class A common stock are reserved for future issuance under the Company Equity Plans.

(c)           Except as set forth in Section 4.02(a) or Section 4.02(b) and for shares of Common Stock issued following the Measurement Time pursuant to the vesting and settlement of Company Equity Awards outstanding as of the Measurement Time in accordance with the terms of Company Equity Awards in shares of Class A common stock as in effect as of the Measurement Time, as of the date of this Agreement there is no: (i) share of capital stock or other equity interest or voting security of the Company authorized, issued or outstanding; (ii) outstanding equity or equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company any shares of the capital stock or other securities of the Company; (iii) outstanding security, instrument or obligation that is convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) Contract under which the Company is obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d)           Except as set forth in Section 4.02(d) of the Company Disclosure Letter, all outstanding shares of Common Stock, options, warrants, equity or equity-based compensation awards, including the Company Equity Awards (whether payable in equity, cash or otherwise) have been issued and granted in compliance in all material respects with: (i) all applicable securities Laws and other applicable Laws; and (ii) any preemptive rights set forth in any applicable Contracts to which the Company is a party.

Section 4.03          Company Subsidiaries.

(a)           Section 4.03(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the name and jurisdiction of incorporation and organization of each Subsidiary of the Company. Each Subsidiary of the Company has been duly incorporated and organized, is validly existing and (where applicable) in good standing (or equivalent concept to the extent applicable) under the laws of its jurisdiction of incorporation and organization. Each Subsidiary of the Company has full power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as does not constitute a Company Material Adverse Effect. Each Subsidiary of the Company is duly licensed, qualified or registered to do business and is in good standing (where such concept is recognized under applicable Law) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets requires such qualification, licensing, registration or good standing, except where the failure to be so qualified, licensed, registered or in good standing does not constitute a Company Material Adverse Effect.

(b)           All of the outstanding equity interests in each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (to the extent applicable as a legal concept), have been issued in compliance with all applicable securities Laws, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the organizational documents of such Subsidiary or any Contract to which the Company or any of its Subsidiaries are, or, to the Knowledge of the Company, a stockholder or shareholder of such Subsidiary is, party to or otherwise bound.

(c)           Except for the Company’s Subsidiaries, neither the Company nor any Subsidiary thereof owns any equity interests in any other Person.

(d)           There are no bonds, debentures, notes or other Indebtedness of any Subsidiary of the Company that may have at any time (whether actual or contingent) the right to vote, or that are convertible into or exchangeable for securities having the right to vote, on any matters on which holders of equity interests of any Subsidiary of the Company may vote (“Voting Subsidiary Debt”) or any securities that are convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, Voting Subsidiary Debt.

(e)           Except as set forth in Section 4.03(e) of the Company Disclosure Letter, all issued and outstanding equity interests of the Subsidiaries of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens or Liens arising pursuant to applicable securities Laws of general application.

Section 4.04          Corporate Authority; Binding Nature of This Agreement. The Company has the necessary corporate power and authority to enter into, to deliver and to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Shareholder Vote. The Company Board has unanimously: (a) determined that the Merger and the other Transactions are advisable and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement, the Merger and the other Transactions; (c) authorized and adopted the execution, delivery and performance of this Agreement by the Company; (d) recommended the approval of this Agreement by the holders of Common Stock; and (e) to the extent necessary, adopted a resolution having the effect of causing the consummation of the Merger not to be prohibited by any state takeover law or similar applicable Law that might otherwise prohibit the Merger or the Transactions (collectively, the “Recommendation”) and directed that this Agreement be submitted for approval by the Company’s shareholders at the Company Shareholders’ Meeting. As of the date hereof, the Company Board has not rescinded, modified or withdrawn the Recommendation. Assuming the accuracy of the representations and warranties set forth in Section 5.09, except for the Required Company Shareholder Vote and the filing of the Articles of Merger with the Secretary of State of the State of Oregon and the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 5.09 and the due execution and delivery by the other parties hereto, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.05          Non-Contravention; Consents.

(a)           Assuming the accuracy of the representations and warranties set forth in Section 5.09, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or the Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(i)           subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Shareholder Vote, contravene, conflict with or result in a violation of the articles of incorporation or bylaws of the Company or the organizational documents of its Subsidiaries;

(ii)          assuming that all filings, notices or Consents contemplated by Section 4.05(b) have been made or obtained, contravene, conflict with or result in a violation of any Law, Order or Information Privacy and Security Obligation to which the Company or any of its Subsidiaries is subject;

(iii)         contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a penalty under any Material Contract; (C) accelerate the maturity or performance of any Material Contract; or (D) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; or

(iv)         result in the creation of any Lien (other than Permitted Liens) upon any material asset or property owned or used by the Company or its Subsidiaries;

except, in the case of clauses (ii), (iii) and (iv) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Liens that do not constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or the Transactions.

(b)           Except for the CFIUS Filing and the receipt of CFIUS Approval or as may be required by (w) the applicable rules or regulations of any applicable national securities exchange (including the Nasdaq), (x) the Exchange Act and the rules and regulations promulgated thereunder (including filing of the Proxy Statement), the applicable state securities Laws, Takeover Statutes and “blue sky” Laws, (y) the Oregon Act and the DGCL (including the filing of the Articles of Merger with the Secretary of the State of the State of Oregon and the Certificate of Merger with the Secretary of the State of the State of Delaware), and (z) the HSR Act and other applicable Antitrust Laws and Foreign Investment Laws, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or the Transactions, in each case, except as does not constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or the Transactions.

Section 4.06          Reports and Financial Statements.

(a)           All forms, statements, certifications, reports and other documents (including exhibits and all other information incorporated by reference therein) required to have been filed or furnished by the Company with the SEC since January 1, 2022 (the “Company SEC Reports”) have been so filed or furnished on a timely basis and, as of the date of this Agreement, are publicly available on EDGAR. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superseding filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such Company SEC Report or necessary in order to make the statements in such Company SEC Report, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD under the Exchange Act. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC. No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(b)           The financial statements (including any related notes and schedules) contained in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by GAAP and the rules and regulations of the SEC); and (iii) fairly presented in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered in each statement (in the case of unaudited financial statements, subject to period-end adjustments as permitted by GAAP and the rules and regulations of the SEC). The Company is not a party to and does not have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, in each case, where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

(c)           The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances (i) that all material information concerning the Company required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, based on its most recent evaluation of internal control over financial reporting, since January 1, 2022, neither the Company’s independent auditors nor the audit committee of the Company Board has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting or (B) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq and, since January 1, 2022, has not received any written notice from the Nasdaq asserting any non-compliance with such rules and regulations.

(d)           The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 4.07          Absence of Changes.

(a)           Since August 31, 2024 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)           Since August 31, 2024 through the date of this Agreement, except for this Agreement, neither the Company nor any of its Subsidiaries has taken any action, or agreed to take any action, that if taken during the period from the date of this Agreement until the Closing, would require Parent’s consent under Section 6.01(a)(i), Section 6.01(a)(ii), Section 6.01(a)(vi), Section 6.01(a)(x), Section 6.01(a)(xi), Section 6.01(a)(xii), Section 6.01(a)(xvii) or Section 6.01(a)(xviii) (solely with respect to the foregoing provisions).

Section 4.08          Legal Proceedings; Orders.

(a)           Except as described in Section 4.08(a) of the Company Disclosure Letter, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding against the Company or its Subsidiaries, except for Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)           There is no Order to which the Company or any of its Subsidiaries is subject, except for Orders that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no officer of the Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

Section 4.09          Title to Assets. Except (i) for Owned Real Property, for which the representations with respect to title are the subject of Section 4.10 and (ii) for Intellectual Property, for which the representations with respect to title or ownership are the subject of Section 4.11, the Company or its Subsidiaries own, and have good and valid title to, all material assets purported to be owned by any of them. All of the material tangible personal assets owned by the Company or its Subsidiaries are owned free and clear of any Liens, except for Permitted Liens.

Section 4.10          Real Property; Equipment; Leasehold.

(a)           Section 4.10(a)(i) of the Company Disclosure Letter sets forth all real property owned by the Company and its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Other than the Owned Real Property, neither the Company nor any of its Subsidiaries owns any real property or any interest in material real property as of the date of this Agreement. Except as provided in Section 4.10(a)(ii) of the Company Disclosure Letter, or as does not constitute a Company Material Adverse Effect, the Company or its Subsidiary, as applicable, is the sole owner of the Owned Real Property and subject to the Permitted Liens, has good and valid fee simple title to the Owned Real Property, and the Owned Real Property is free and clear of any Liens, except for Permitted Liens.

(b)           Section 4.10(b) of the Company Disclosure Letter sets forth a true, complete and accurate list and description of each lease, sublease, license or occupancy agreement pursuant to which the Company and its Subsidiaries lease, subleases, license or occupy Leased Real Property from any other Person as of the date of this Agreement, together with a list of related Company or other party guarantees thereof (the “Leases”). Other than the Leases, the Company does not lease any real property or any interest in real property as of the date of this Agreement, in each case with aggregate annual base rental payments greater than $420,000. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company or its Subsidiary, as applicable, has good and valid leasehold interests in and to each of the Leased Real Property, and its interests in the Leased Real Property are free and clear of any Liens, except for Permitted Liens. All of the Leases are (i) valid, binding on and enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, (ii) in full force and effect, and (iii) registered on title where required by law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries have not received or issued any written notice of an uncured breach or default under any Lease, nor, to the Knowledge of the Company, has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute an uncured breach or default under any Lease.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, to the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, labor, safety and health laws and other applicable Laws and the Company and its Subsidiaries have received all approvals of Governmental Entities required in connection with the operation thereof in substantially the same manner as currently conducted. Except as does not constitute a Company Material Adverse Effect, the Company and its Subsidiaries have not received written notice of a pending or, to the Knowledge of the Company, threatened Legal Proceeding (including any rezoning, condemnation or eminent domain proceedings) that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Owned Real Property or Leased Real Property.

(d)           Except as does not constitute a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, occupancy agreements or other contractual obligations that grant an interest in the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Company or its Subsidiary, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Company or its Subsidiary, and (iii) there are no outstanding purchase agreements, options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein or to acquire any additional real property.

(e)           Except as does not constitute a Company Material Adverse Effect, all buildings, structures, fixtures, machinery, vehicles, equipment and other tangible assets owned by or leased to the Company and its Subsidiaries (including the Leased Real Property) are adequate for the conduct of the businesses of the Company in the manner in which such businesses are currently being conducted, and, each such asset is in good and satisfactory operating condition and repair (ordinary wear and tear excepted).

(f)           Except as provided in Section 4.10(f) of the Company Disclosure Letter, the Owned Real Property and the Leased Real Property are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the ownership or use by the Company or its Subsidiaries of such property or assets.

Section 4.11          Intellectual Property.

(a)           Section 4.11(a) of the Company Disclosure Letter identifies each item of Registered IP owned by the Company and its Subsidiaries as of the date of this Agreement, and specifies for each item, as applicable, the title, the jurisdiction in which it is filed and the registration or application number. All material Registered IP included in the Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable (except with respect to pending applications for Registered IP).

(b)           The Company and its Subsidiaries exclusively owns all right, title and interest in and to all material Company IP, free and clear of any Liens, except for Permitted Liens. Except as does not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries have the right to use all other Intellectual Property used in or necessary to conduct their businesses, and (ii) neither the consummation of the Merger nor the Transactions will, directly or indirectly (with or without the lapse of time), result in the cancellation, termination, modification or acceleration of right, obligation or payment with respect to any such Intellectual Property, or give rise to any right of any third party to so cancel, terminate, modify or accelerate any rights, obligations or payments with respect to such material Intellectual Property.

(c)           Since January 1, 2022, neither the Company nor any of its Subsidiaries has, and the conduct of their businesses (including the development, manufacture, use, sale, commercialization or other exploitation of any Company Product) has not, infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, except as does not constitute a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2022, no third party has infringed, misappropriated, or otherwise violated any material Company IP in any material respect. Without limiting the generality of the foregoing, except for Legal Proceedings that would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, there has been no Legal Proceeding or Order (i) alleging infringement, misappropriation, or violation of any Intellectual Property of another Person by the Company or its Subsidiary or (ii) challenging, contesting or limiting the Company or its Subsidiary’s ownership or use of, or the validity or enforceability of, any material Company IP, excluding any ordinary course “office actions” received in connection with the prosecution of Registered IP included in the Company IP. Except for Legal Proceedings that would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, neither the Company nor any of its Subsidiaries has brought any Legal Proceeding against a third party for allegedly infringing, misappropriating or violating material Company IP.

(d)           All current and former employees and contractors of the Company or its Subsidiaries who have developed or contributed to material Company IP within the course of their employment or engagement with the Company and its Subsidiaries have executed Contracts that validly assign to the Company or its Subsidiary all of such Person’s rights, title and interest in and to such Company IP, or such Company IP has been assigned to (or is initially owned by) the Company or its Subsidiary by operation of law, and to the Knowledge of the Company, no such employees and contractors have retained, or claim to retain, any right, title or interest in such material Company IP (including any personal rights, such as moral rights).

(e)           Except as does not constitute a Company Material Adverse Effect, since January 1, 2022, (i) there has been no malfunction or other substandard performance involving any IT System, and (ii) to the Knowledge of the Company, the IT Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code, that in each case of clauses (i) and (ii), that has caused a material disruption to the operation of the business of the Company or any of its Subsidiaries.

(f)            Except as does not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incorporated or otherwise used open source Software in a manner that would impose any limitation, restriction, waiver of rights, or condition on the right or ability of the Company or its Subsidiary to use, distribute or commercially exploit any Company Software (excluding such open source Software), other than notice and attribution requirements.

(g)           No material Company IP is subject to any Contract or other present or contingent obligation to license or assign rights therein to third parties as a result of any funding or support from, or any arrangement with, any Governmental Entity, university, research organization or other nonprofit organization. Neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization requiring that the Company or any of its Subsidiaries grant any license or similar right to, or refrain from asserting, any Company IP or future-developed Intellectual Property.

Section 4.12          Data Privacy and Cybersecurity.

(a)           The Company and its Subsidiaries have implemented, and use commercially reasonable efforts to require all third parties who hold or Process Sensitive Data for or on the behalf of the Company or its Subsidiary to implement, policies reasonably designed to, and taken commercially reasonable steps to, ensure the confidentiality, integrity, availability, and security of the Sensitive Data Processed by or on behalf of the Company and its Subsidiaries, and the integrity and availability of the IT Systems used by or on behalf of the Company and its Subsidiaries, including against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries have implemented and maintain information security, backup and data recovery, disaster recovery, and business continuity plans and procedures that are commercially reasonable for its business and that comply in all material respects with all applicable Information Privacy and Security Laws and Information Privacy and Security Obligations. The material information technology and software applications of the Company and its Subsidiaries do not contain any material “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any such information technology or software applications.

(b)           Since January 1, 2022, (i) the Company and its Subsidiaries are and have been in compliance in all material respects with Information Privacy and Security Laws, as well as all other Information Privacy and Security Obligations, (ii) the Company and its Subsidiaries have not experienced any Security Breach or been required by Information Privacy and Security Laws, Governmental Entity or Information Privacy and Security Obligations to notify in writing any Person, of any Security Breach, and (iii) the Company and its Subsidiaries have not received any notice of any Legal Proceeding alleging violation of any Information Privacy and Security Laws, Information Privacy and Security Obligations or a Security Breach.

Section 4.13          Material Contracts.

(a)           Except for this Agreement, the Company Employee Plans (including all Contracts thereunder), or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)           (A) any Contract providing for or governing the formation, creation, operation, management or control of a joint venture, strategic alliance, partnership or sharing of profits or revenue, in each case material to the Company and its Subsidiaries, taken as a whole; or (B) except Contracts or purchase orders for expenditures to the extent accounted for or reflected in the Company’s capital expenditure budget set forth in Section 4.13(a)(i) of the Company Disclosure Letter (the “Capex Budget”), any Contract or non-trade purchase order from service providers or suppliers obligating the Company or any of its Subsidiaries to make any capital investment or capital expenditure in excess of $1,000,000 over the remaining life of such Contract or such purchase order;

(ii)          any Contract or non-trade purchase orders from service providers or suppliers that requires payments by the Company or and of its Subsidiaries, or any Contract that requires payments to the Company or and of its Subsidiaries, in each case, in excess of $2,500,000 during the fiscal year ended August 31, 2024 (in each case, other than (A) Contracts or purchase orders for expenditures to the extent accounted for or reflected in the Capex Budget, or (B) Contracts or purchase orders for the acquisition or disposition of raw materials, natural gas, other inventory, supplies, equipment, services or products in the ordinary course of business);

(iii)         any Contract pursuant to which (A) it grants to any other Person a license, covenant not to sue or similar right under any material Company IP, (B) any other Person grants to it a license, covenant not to sue or similar right under any material Intellectual Property used in the its business, or (C) it agrees to limit its use or enforcement of material Company IP in any material respect (including pursuant to any co-existence or similar agreement), but excluding, in each case of (A) through (C): any (1) non-exclusive licenses granted to it with respect to “off the shelf” Software or Software that is readily commercially available pursuant to a standard “shrink wrap” or other similar standardized license agreement that has a purchase price or annual license fee of less than $1,000,000; (2) non-exclusive licenses granted in the ordinary course of business to any customer for such customer’s end-use of Company Products, or non-exclusive licenses to or assignments from any employee, contractor, consultant, vendor or service provider, solely in connection with the provision or receipt of services by it or such parties; (3) open source Software licenses; and (4) non-exclusive licenses incidental to its sale or purchase of any product or service;

(iv)         any Contract governing the development or ownership of any Intellectual Property, Software or Company Product developed by or jointly with any other Person at the request or direction of such other Person which Intellectual Property, Software or Company Product is material to the business of the Company and its Subsidiaries, but excluding employment, consulting, services or invention assignment agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company or its Subsidiaries, in each case, assigning all rights therein to the Company or its Subsidiaries;

(v)          any Contract entered into at any time since January 1, 2022: (A) relating to the disposition or acquisition by it of any business, product line or other material assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (excluding, in any case, the acquisition or disposition of raw materials, natural gas, other inventory, supplies, equipment or products in the ordinary course of business or any utility Contract), including any put, call or similar right pursuant to which it could be required to purchase or sell any such business, product line or other material assets; or (B) pursuant to which it will acquire any interest, or will make an investment, (other than short term investments, including money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, incurred in the ordinary course of business) in any other Person (other than the Company and its Subsidiaries);

(vi)         any Contract relating to the disposition or acquisition by it of any business, product line or other material assets of it or another Entity (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after January 1, 2020 with continuing material indemnification obligations or (B) with any material remaining “earn out” or other contingent payment or consideration of it that has not been substantially satisfied prior to the date of this Agreement;

(vii)        any Contract that by its terms limits in any material respect the ability of the Company and its Subsidiaries and, following the Closing, Parent and its Subsidiaries in their respective capacities as Affiliates of the Company or its Subsidiaries: (A) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; or (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to any other Person, or transact business or deal in any other manner with any other Person;

(viii)       any Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any product and that is material to the Company and its Subsidiaries, taken as a whole; (B) contains any “most favored nation” or similar provision in favor of the counterparty for any product and that is material to the Company and its Subsidiaries, taken as a whole; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to an asset of the Company and its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole; (D) obligates it to purchase a specified minimum amount of goods or services, in each case, in excess of $1,000,000 (other than Contracts for the acquisition or disposition of raw materials, natural gas, other inventory, supplies, equipment or products in the ordinary course of business); or (E) that is material to the Company and its Subsidiaries, taken as a whole and provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of its requirements from any third party (other than utility Contracts);

(ix)         any Contract relating to Indebtedness of the Company and its Subsidiaries in excess of $1,000,000 over the remaining life of such Contract or creating a Lien (other than a Permitted Lien) on any of its assets or properties that is material to the Company and its Subsidiaries, taken as a whole, other than such Contracts solely among the Company and its wholly-owned Subsidiaries;

(x)          any settlement or similar Contract arising out of a Legal Proceeding or threatened Legal Proceeding: that (A) materially restricts or imposes any material obligation on it and was entered into on or after January 1, 2020; (B) materially disrupts its business as currently conducted; or (C) would require it to pay consideration valued at more than $1,000,000 following the date of this Agreement and was entered into on or after January 1, 2020;

(xi)         any material Contract with any Governmental Entity;

(xii)        any Contract between or among it or its Subsidiary, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of the outstanding shares of any class of capital stock of it, or any Affiliate of the foregoing, on the other hand;

(xiii)        any Contract that is a Collective Bargaining Agreement; or

(xiv)       any other Contract (other than any other Material Contract), the termination of which would constitute a Company Material Adverse Effect.

Each Contract of the type described in this Section 4.13(a) or filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, together with each lease listed on Section 4.10(b) of the Company Disclosure Letter, is referred to herein as a “Material Contract.” The Company has made available to Parent a true, correct and complete copy of each Material Contract existing as of the date hereof.

(b)           Except (i) as does not constitute a Company Material Adverse Effect or (ii) to the extent that any Material Contract expires or terminates after the date hereof in accordance with its terms, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company or its Subsidiary, as applicable, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. Neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no other Person has, violated or breached, or committed any default under, any Material Contract, and neither the Company nor any of its Subsidiaries would, and, to the Knowledge of the Company, no other Person would, with or without notice or lapse of time, or both, be in breach or violation of, or default under, any such Material Contract, where such violation, breach or default constitutes a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or, to the Knowledge of the Company, threatened breach or violation of, or default under, any such Material Contract, or the intention to cancel any such Material Contract.

Section 4.14          Liabilities. Neither the Company nor any of its Subsidiaries has any Liability that would be required to be recorded as a liability on its balance sheet prepared in accordance with GAAP (or required to be disclosed in the notes thereto under GAAP), except for: (a) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business; (c) Liabilities for performance of obligations of the Company not yet due under any of its Contracts; (d) Liabilities described in Section 4.14 of the Company Disclosure Letter; (e) Liabilities incurred pursuant to this Agreement and the Transactions; and (f) other Liabilities that do not constitute a Company Material Adverse Effect.

Section 4.15          Compliance with Laws.

(a)           Except as does not constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or the Transactions, (i) the Company and its Subsidiaries are, and at all times since January 1, 2022 have been, in compliance with all applicable Laws and (ii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any applicable Law.

(b)           In the last five (5) years, the Company and its Subsidiaries, their respective directors or officers, and to the Knowledge of the Company, their respective employees, agents or other third parties acting on behalf of any of the Company and its Subsidiaries, have complied in all material respects with applicable Anti-Corruption Laws. In the last five (5) years, none of the Company, its Subsidiaries, or any of their respective directors or officers, or, to the Knowledge of the Company, their respective employees, agents or other third parties acting on behalf of any of the Company and its Subsidiaries, has paid, given, offered or promised to pay, authorized the payment or transfer of, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. In the last five (5) years, neither the Company nor any of its Subsidiaries has been charged, prosecuted, audited, or investigated for any actual or potential violation of any applicable Anti-Corruption Laws. To the Knowledge of the Company, there are no threatened claims against the Company or its Subsidiaries with respect to noncompliance with applicable Anti-Corruption Laws. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance by the Company and its Subsidiaries with applicable Anti-Corruption Laws.

(c)           Since April 24, 2019, the Company and its Subsidiaries, their respective directors or officers, and to the Knowledge of the Company, their respective employees, agents or other third parties acting on behalf of any of the Company and its Subsidiaries, have complied in all material respects with all applicable Trade Laws. None of the Company, its Subsidiaries or their respective directors or officers, or to the Knowledge of the Company, their respective employees, agents or other third parties acting on behalf of any of the Company and its Subsidiaries is a Sanctions Target. Since April 24, 2019, neither the Company nor any of its Subsidiaries has been the subject of any actual or, to the Knowledge of the Company, asserted or threatened charge, prosecution, proceeding, inquiry or investigation by a Governmental Entity, for any potential or actual violation of any applicable Trade Laws. The Company and its Subsidiaries have not, since April 24, 2019, made any voluntary disclosure with respect to an apparent violation of Trade Laws to any Governmental Entity. Since April 24, 2019, the Company and its Subsidiaries have obtained all International Trade Permits (including all Sanctions licenses and authorizations necessary to enable the Company and its Subsidiaries to conduct their business in the manner currently being conducted and as it has been conducted since April 24, 2019), have complied with the terms and conditions of such International Trade Permits, and have timely filed all applications as necessary for renewal of such International Trade Permits.

Section 4.16          Governmental Authorizations. Except as does not constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or the Transactions: (a) the Company and its Subsidiaries hold, and since January 1, 2022 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Company and its Subsidiaries to conduct their businesses in the manner currently being conducted and has been conducted since January 1, 2022; (b) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required; and (c) the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization, in each case except for such violation, failure, revocation, withdrawal, suspension, cancellation or termination that does not constitute a Company Material Adverse Effect.

Section 4.17          Tax Matters. Except as does not constitute a Company Material Adverse Effect:

(a)           Each of the Tax Returns filed, or required to be filed, by or on behalf of the Company and its Subsidiaries with any Governmental Entity (i) has been duly and timely filed (taking into account any validly obtained extensions of such due date) and (ii) is true, correct and complete in all respects and accurately reflects all of their liabilities for Taxes for the periods covered thereby.

(b)           Each of the Company and its Subsidiaries has duly and timely paid in full all Taxes due and payable, whether or not shown as due on any Tax Return.

(c)           Each of the Company and its Subsidiaries has (i) deducted, withheld and collected with respect to all amounts or payments made to or received from any employee, independent contractor, supplier, customer, creditor, stockholder, shareholder or other Person all Taxes required to be deducted, withheld or collected with respect thereto under applicable Law, (ii) paid over such withheld, deducted and collected amounts to the proper Governmental Entity within the time and in the manner required by applicable Law and (iii) complied with the related information reporting and recordkeeping requirements.

(d)           There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries except for Liens described in clause (a) of the definition of Permitted Lien.

(e)           Neither the Company nor its Subsidiaries has agreed to any extension or waiver of the period of assessment, deficiency or collection of any Tax of the Company or its Subsidiaries, or any statute of limitations with respect to any Tax Return of the Company or any of its Subsidiaries, which extension or waiver is currently outstanding (other than pursuant to validly obtained automatic extensions of time to file Tax Returns).

(f)           No audit, claim, examination, investigation, Legal Proceeding or other proceeding with respect to Taxes or Tax Returns (a “Tax Proceeding”) is pending or has been threatened in writing against or with respect to the Company or any of its Subsidiaries that has not been fully resolved. No deficiency for any amount of Taxes has been proposed, asserted or assessed, in each case, in writing by a Governmental Entity against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn, in each case, in full. Neither the Company nor any of its Subsidiaries is presently contesting the Tax liability of the Company or any of its Subsidiaries before any Governmental Entity.

(g)           No claim has been made in writing within the past six (6) years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a type of Tax Return that the Company or any of its Subsidiaries, as applicable, is or may be subject to such type of taxation by or required to file such type of Tax Return in that jurisdiction, which claim has not been resolved in full.

(h)           None of the Company, its Subsidiaries, or Parent or its Affiliates with respect to the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of any: (i) change in or use of an incorrect method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) entered into prior to the Closing; (iii) installment sale or open transaction made prior to the Closing; (iv) prepaid amount received, deferred revenue accrued or realized or reserve claimed prior to the Closing; (v) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or non-U.S. Law); (vi) any gain recognition agreement under Section 367 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) entered into prior to the Closing; or (vii) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of U.S. state or local or non-U.S. Law). Neither the Company nor any of its Subsidiaries has made any election under Section 965(h) of the Code (or any similar provision of U.S. state or local or non-U.S. Law).

(i)            In the two (2) years prior to the date hereof, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock subject to or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)            Neither the Company nor any of its Subsidiaries is or has been (i) a member of an affiliated or other group filing a consolidated, joint, unitary, combined or similar Tax Return (other than an “affiliated group” as defined in Section 1504(a) of the Code, or any similar group under other applicable Tax Law, the common parent of which is the Company and the only other members of which are the Subsidiaries of the Company) or (ii) liable for the Taxes of any Person other than the Company or its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law, including, in the case of the Canadian Subsidiaries, section 160 of the Canadian Tax Act), or as a transferee or successor or otherwise under applicable Law.

(k)           Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Law. None of the Canadian Subsidiaries has entered into a “reportable transaction” within the meaning of subsection 237.3(1) of the Canadian Tax Act or a “notifiable transaction” within the meaning of subsection 237.4(1) of the Canadian Tax Act).

(l)            Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract or arrangement in respect of any Taxes (other than any (i) such Contract or arrangement the sole parties to which (and the sole beneficiaries of which) are the Company and its Subsidiaries and (ii) customary commercial Contracts entered into in the ordinary of business the principal subject of which is not Taxes or Tax Returns) (a “Tax Sharing Agreement”).

(m)           There is no abandoned or unclaimed property or escheat obligation with respect to any property or other assets held or owned by Company or any of its Subsidiaries, and the Company and its Subsidiaries have complied with all abandoned property, unclaimed property and escheat Laws.

(n)           Each of the Canadian Subsidiaries is in compliance with all applicable Canadian transfer pricing Laws (including section 247 of the Canadian Tax Act).

(o)           Neither the Company nor any of its Subsidiaries has claimed any employee retention tax credits under the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended, together with the regulations and guidance related thereto.

(p)           There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of any of sections 15, 17, 78, or 80 to 80.04 of the Canadian Tax Act or any equivalent provision of any applicable Law to the Canadian Subsidiaries.

(q)           None of the Canadian Subsidiaries has ever made an “excessive eligible dividend election” as defined in subsection 89(1) of the Canadian Tax Act in respect of any dividends paid or deemed to be paid on any class of shares of its capital. None of the Canadian Subsidiaries has ever made a capital dividend election under subsection 83(2) of the Canadian Tax Act in an amount which exceeds the applicable company’s capital dividend account at the time of such election.

(r)           Each of the Canadian Subsidiaries has duly and timely completed and filed all CEWS Returns required to be filed by it, or that it elected to file, and all such CEWS Returns are complete and accurate in all respects. None of the Canadian Subsidiaries has claimed any CEWS to which it was not entitled and no CEWS would be required to be repaid, whether in whole or in part, by the Canadian Subsidiaries to a Governmental Entity after the Closing.

(s)           The Shares of the Class B Common Stock of the Company do not constitute taxable Canadian property as defined in subsection 248(1) of the Canadian Tax Act.

Section 4.18          Employee and Labor Matters; Benefit Plans.

(a)           Except as does not constitute a Company Material Adverse Effect, the Company and each of its Subsidiaries is and has been since January 1, 2022 in compliance in all respects with all terms and conditions of employment and applicable Laws respecting labor and employment, including with respect to job advertising and hiring practices, employment practices, terms and conditions of employment, or other labor-related matters, discrimination, equal pay, wages and hours, compensation and benefits, overtime, deductions, business expense reimbursements, labor relations, leaves of absence, unpaid and paid sick leave, medical, family, safety and other protected leaves, work breaks, classification of independent contractors and employees (including exempt status), occupational health and safety, immigration, affirmative action, employee and data privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, plant closings, mass layoffs, wrongful discharge and layoffs, including the Worker Adjustment and Retraining Notification Act (and any similar applicable state or local statute or regulation) (collectively, the “WARN Act”). Neither the Company nor any of its Subsidiaries has taken any action since January 1, 2022, that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act.

(b)           Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to, subject to, or under any obligation to negotiate, or bound by any Collective Bargaining Agreement and is not in the process of negotiating any Collective Bargaining Agreement, (ii) the Company and its Subsidiaries are in material compliance with the terms of each Collective Bargaining Agreement and (iii) there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent any employees of the Company. To the Knowledge of the Company, at present, and at all times since January 1, 2022, no demand has been made or petition filed or Legal Proceedings initiated by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board or other Governmental Entity seeking recognition of any labor organization, and no trade union has applied to have the Company or any Subsidiary declared a common employer pursuant to any applicable Canadian Laws or labor relations legislations in any jurisdiction in which the Company or any Subsidiary carries on business, and to the Knowledge of the Company, none of the foregoing have been threatened. Except as does not constitute a Company Material Adverse Effect, at present, and at all times since January 1, 2022, (A) neither the Company nor any of its Subsidiaries has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, unfair labor practice charge, grievance, labor arbitration, lockout, or, to the Knowledge of the Company, attempt to organize or union organizing activity, or any similar activity or dispute, against or affecting the Company or any of its Subsidiaries or any of their respective employees, and, to the Knowledge of the Company, none of the foregoing has been threatened, (B) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries brought by any current or former employee, officer, director or independent contractor of the Company or its Subsidiaries (or any applicant for such position), or related to the Company’s and its Subsidiaries’ labor and employment practices, (C) there is no material grievance or arbitration proceeding arising out of, or under any Collective Bargaining Agreement that is pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company, is threatened, and (D) there are no grievances or unfair labor practice complaints pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(c)           To the Knowledge of the Company, since January 1, 2022, (i) no allegations of violence, sexual harassment, sexual misconduct or sexual assault have been made against any member of the Company Board or employee of the Company or any of its Subsidiaries at the level of Director or above, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of violence, sexual harassment, sexual misconduct or sexual assault involving any member of the Company Board or employee of the Company or any of its Subsidiaries at the level of Director or above.

(d)           Except as required by applicable Law, the consummation of the Transactions will not give rise to any obligation or requirement to negotiate with, notify, inform, or consult with, any union, works council or other labor organization.

(e)           Except as set forth in Section 4.18(e) of the Company Disclosure Letter, no employee of the Company or any of its Subsidiaries is employed pursuant to a work permit issued by the applicable Governmental Entity, and Section 4.18(e) of the Company Disclosure Letter discloses for each employee employed pursuant to a work permit, the expiry date of such work permit and whether the Company or its applicable Subsidiary has a pending application to renew such work permit.

(f)           Section 4.18(f) of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan, and indicates which such Company Employee Plans are maintained outside of the jurisdiction of the United States. Except as specifically indicated on Section 4.18(f) of the Company Disclosure Letter, no employee of the Company who resides in a jurisdiction outside of the United States has any agreement as to length of notice or severance payment required to terminate their employment other than such as results by Law from the employment of an employee without an agreement as to notice or severance. The Company has made available to Parent, in each case, to the extent applicable: (i) the plan document of any material Company Employee Plan, including any amendments and related trust agreements (or, if such Company Employee Plan is not in writing, a written description of the material terms thereof); (ii) the most recent (A) summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan, and (B) the most recent member booklets and brochures with respect to each Company Employee Plan for which the Company or any of its Subsidiaries acts as sponsor, administrator, or otherwise as primary employer pursuant to any plan text, in each case covering participants in respect of employment in Canada (in English and French where prepared in both languages); (iii) all material trust agreements, insurance contracts and funding agreements relating to each material Company Employee Plan, including all material amendments thereto; (iv) the most recent financial statements and actuarial valuation report prepared in respect of each material Company Employee Plan; (v) the most recently filed Form 5500 annual report (with applicable attachments) or other annual report required to be filed with any Governmental Entity pursuant to applicable Laws; (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material notices, letters or other material correspondence with the Internal Revenue Service or U.S. Department of Labor or other Governmental Entity acting as a tax or minimum standards regulator (other than any routine or non-material correspondence) received in the past three (3) years pertaining to a Company Employee Plan. The Company has delivered or made available to Parent correct and complete copies of each Company Equity Plan and the forms of award agreements evidencing the Company Equity Awards, and with respect to the foregoing forms, other than differences with respect to the number of shares of Common Stock covered thereby, the grant date, vesting schedule and vesting acceleration rights and expiration date applicable thereto, no award agreement evidencing any Company Equity Award contains material terms that are not consistent with, or in addition to, such forms.

(g)           Except as does not constitute a Company Material Adverse Effect, each Company Employee Plan has been established, maintained, funded and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.

(h)           Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained or is entitled to rely upon a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to adversely affect such qualification. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(i)            Except as does not constitute a Company Material Adverse Effect, (i) all contributions or other amounts payable by the Company or any of its Subsidiaries pursuant to each Company Employee Plan and Company Multiemployer Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, accrued in accordance with GAAP or applicable international accounting standards, (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Employee Plan, (iii) to the Knowledge of the Company, there have not been any breaches of fiduciary duty (as determined under ERISA or comparable applicable non-U.S. Law) with respect to any Company Employee Plan, (iv) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto, (v) there have been no non-compliance Tax or penalties imposed by a Governmental Entity in respect of any Company Employee Plan and no fact or circumstance exists that could adversely affect the preferential Tax treatment ordinarily accorded to any such Company Employee Plan and (vi) there are no outstanding decisions, Orders or settlements or pending settlements which place any obligation upon the Company or any of its Subsidiaries or respective ERISA Affiliates to do or refrain from doing any act with respect to any Company Employee Plan or any Company Multiemployer Plan.

(j)            Except as set forth in Section 4.18(j) of the Company Disclosure Letter, the Company does not, and no ERISA Affiliate thereof does, maintain, sponsor, participate in or, contribute to or have any obligation to contribute to, nor in the past six (6) years has any of them maintained, sponsored, participated in, contributed to, been required to contribute to, or had any Liability in respect of, any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV, Section 302 of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” within the meaning of Section 413(c) of and subject to the Code; or (iv) “multiple employer welfare arrangement” (within the meaning of and subject to Section 3(40) of ERISA). No Company Employee Plan is a “voluntary employee’s beneficiary association” within the meaning of and subject to Section 501(c)(9) of the Code.

(k)           Except as does not constitute a Company Material Adverse Effect, (i) no Company Employee Plan subject to Title IV of ERISA has been terminated and no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (ii) no Company Employee Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA is, or is expected to be, considered an “at risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (iii) neither the Company nor any ERISA Affiliate has incurred unsatisfied withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan (including in respect of any complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of the ERISA); (iv) no Company Multiemployer Plan (x) is, or may reasonably be expected to become, “insolvent” (within the meaning of Section 4245 of ERISA); or (y) is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (v) no failure to meet the minimum funding standard under Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Company Employee Plan; and (vi) no Company Employee Plan subject to Title IV of ERISA has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA.

(l)            Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement, post-employment or post-engagement health, welfare, medical or life insurance benefits for retired, former or current employees, directors, officers or service providers of the Company or any of its Subsidiaries (or, in each case, dependents, spouses or beneficiaries thereof), except for (i) continued coverage as required under Section 4980B of the Code or any other similar applicable Law or to the minimum extent required by employment standard legislation in respect of employment in Canada, or (ii) continued coverage at the participant’s sole expense.

(m)           Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will alone or in combination with another event (which other event, taken alone, would not otherwise trigger such result) (i) result in any payment or benefit or increase in payment or benefit becoming due, owing or payable to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (ii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan or otherwise, (iii) increase the benefits or result in the obligation to fund benefits or the transfer or setting aside of assets to fund any benefits under any Company Employee Plan, (iv) result in any breach or violation of, or default under or limit the right to amend, modify, terminate or transfer the assets of, any Company Employee Plan following the Effective Time or (v) result in any payments or benefits that, individually or in combination with any other payment or benefit, as of the Effective Time, will constitute the payment of any “excess parachute payment” within the meaning of Section 280G or be nondeductible under Section 280G or 4999 of the Code.

(n)           The Company does not have any obligation to gross-up or otherwise reimburse any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries for any Taxes or interest or penalty related thereto incurred by such individual under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(o)           Section 4.18(o) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (A) the Company Equity Plan pursuant to which such Company Equity Award was granted; (B) the name (or, where prohibited by law, the employee identification number) of the holder of such Company Equity Award; (C) the number of shares of Common Stock subject to such Company Equity Award (assuming target levels of performance, for Company PSU Awards); (D) the grant date of such Company Equity Award; and (E) the vesting schedule of such Company Equity Award.

(p)           Except as set forth in Section 4.18(p) of the Company Disclosure Letter, no Company Employee Plan that is maintained by the Company or any of its Subsidiaries in Canada is or is intended by the Company or any such Subsidiary to be (i) a “registered pension plan”, as such term is defined in subsection 248(1) of the Canadian Tax Act, that contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the Canadian Tax Act; (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Canadian Tax Act; (iii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Canadian Tax Act; (iv) a “health and welfare” trust within the meaning of the Canada Revenue Agency Income Tax Folio S2-F1-C1; or (v) a “deferred profit sharing plan” as defined under subsection 147(1) of the Canadian Tax Act. No Company Employee Plan that is maintained by the Company or any of its Subsidiaries in Canada is intended by the Company or any such Subsidiary to be, or has even been found or alleged by a Governmental Entity to be, a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Canadian Tax Act.

Section 4.19          Environmental Matters.

(a)           Except as does not constitute a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries (including with respect to its operations, products, businesses, and properties, including each Owned Real Property and Leased Real Property) is and, since January 1, 2022 has been, in compliance with all applicable Environmental Laws and (ii) each of the Company and its Subsidiaries has obtained and is in compliance with all Governmental Authorizations currently required under Environmental Laws for them and their respective operations, products, businesses, and properties, including each Owned Real Property and Leased Real Property, each such Governmental Authorization is valid and in full force and effect, and neither the Company nor any of its Subsidiaries has received any written notice that any such Governmental Authorization will be modified, revoked, cancelled, withdrawn, suspended, terminated or not renewed.

(b)           Except as does not constitute a Company Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person at, on, in, under or from (i) any real property currently owned, operated or leased by the Company or any of its Subsidiaries, (ii) any real property formerly owned, operated or leased by the Company or any of its Subsidiaries during its ownership, operation or tenancy thereof or, to the Knowledge of the Company, at any other time, or (iii) any other real property, which, in each case, has resulted in or would reasonably be expected to result in Liability for, or requires reporting, investigation, remediation, monitoring or other response or corrective action or funding thereof by the Company or any of its Subsidiaries under any applicable Environmental Law, and neither the Company nor any of its Subsidiaries is conducting or funding, or is required to conduct or fund any reporting, investigation, remediation, monitoring or other response or corrective action to address any Release or threatened Release of any Hazardous Substance at any property.

(c)           Except as does not constitute a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) has received no unresolved written notice relating to or involving, and there is no Legal Proceeding pending against, (or, to the Knowledge of the Company, threatened against, relating to or involving) the Company or any of its Subsidiaries (including with respect to any of its operations, Governmental Authorizations, products, businesses or properties), in each case that is alleging noncompliance with, or Liability arising under, any applicable Environmental Law by or for the Company or any of its Subsidiaries, and (ii) is not subject to any third party’s non-contingent Liability under any Environmental Law pursuant to any contractual agreement or other written agreement wherein the Company, any of its Subsidiaries or any of the foregoing’s predecessors assumes, retains or is otherwise responsible for such Liability.

(d)           Except as does not constitute a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not subject to any Order pursuant or relating to any Environmental Law or relating to any Hazardous Substance, including the containment, management, Release, investigation or remediation of any Hazardous Substance, (ii) as of the date hereof, except to the extent accounted for as part of the CapEx Budget, no capital expenditures are planned or required to be incurred by the Company or any of its Subsidiaries within the next five (5) years to achieve or maintain compliance with any Environmental Law including with respect to climate change, and (iii) all respective Liabilities (including financial assurance obligations and asset retirement obligations) of the Company and each of its Subsidiaries relating to any Environmental Law, Hazardous Substance or environmental matter, including with respect to any Legal Proceedings or Orders relating to any of the foregoing, that are required under GAAP to be accounted for as a liability, including as accruals or reserves, on the Company Balance Sheet are all adequately accounted for as liabilities on the Company Balance Sheet in accordance with GAAP.

(e)           To the Knowledge of the Company, the Company has made available to Parent copies of all material unprivileged environmental reports, audits, studies, and assessments within its possession or reasonable control relating to Liabilities, or has otherwise discussed with Parent all material Liabilities, of the Company and its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substances.

Section 4.20          Insurance. Section 4.20 of the Company Disclosure Letter sets forth an accurate list of all material insurance policies with third party insurers relating to the business, assets and operations of the Company and its Subsidiaries as of the date of this Agreement, other than any insurance policies relating to any Company Employee Plan. The Company has made available to Parent true, correct and complete copies of each such material policy. All such material insurance policies maintained by the Company and its Subsidiaries are intended to provide coverage for risks incident to the business of the Company and its properties and assets, and, to the Knowledge of the Company, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as does not constitute a Company Material Adverse Effect. Each of such material insurance policies relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect, no written notice of a material default or termination has been received by the Company or its Subsidiary in respect thereof and all premiums due thereon have been paid in full. With respect to each such material insurance policy, to the Knowledge of the Company, since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not constitute a Company Material Adverse Effect.

Section 4.21          Company Products. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (a) to the Knowledge of the Company, the Company and its Subsidiaries do not have any liability for replacement or repair of any product developed, manufactured, marketed, sold, leased or distributed by the Company and its Subsidiaries (“Company Product”) or other damages in connection therewith; (b) since January 1, 2022, there has not been any recall or post-sale warning concerning any Company Product conducted by or on behalf of the Company and its Subsidiaries or, to the Knowledge of the Company, any third party as a result of any alleged defect in any Company Product; and (c) neither the Company nor any of its Subsidiaries has received any unresolved written notice from any Governmental Entity or other Person alleging any Liability for the Company or any of its Subsidiaries arising under any Environmental Law due to any radiation from or any radioactive elements of any Company Product, and, to the Knowledge of the Company, there are no radioactive elements in any Company Product that would reasonably be expected to give rise to Liability under Environmental Laws for the Company or any of its Subsidiaries.

Section 4.22          Customers and Suppliers. Section 4.22 of the Company Disclosure Letter sets forth the twenty (20) largest customers of the Company (by total aggregate annual revenue received by the Company and its Subsidiaries) for the fiscal year ended on August 31, 2024 (the “Significant Customers”) and the twenty (20) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) for the fiscal year ended on August 31, 2024 (the “Significant Suppliers”). Since September 1, 2024, no Significant Customer or Significant Supplier has cancelled, terminated or otherwise modified its relationship with the Company, except as permitted by the terms of a Contract with the Company or as does not constitute a Company Material Adverse Effect.

Section 4.23          Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties set forth in Section 5.09, the consummation of the Merger and the other Transactions will not be prohibited under Section 60.835 of the Oregon Act, and any other “fair price,” “moratorium,” “control share acquisition” or similar provision of any state antitakeover Law included in the Oregon Act or any similar antitakeover provision in the Company’s articles of incorporation or bylaws (collectively, “Takeover Statutes”) are inapplicable to this Agreement or any of the Transactions. The Company has no shareholder rights plan, “poison pill” or similar agreement or arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other Transactions.

Section 4.24          Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.09, the affirmative vote of the holders of a majority of the shares of Common Stock (Class A Common Stock and Class B Common Stock voting together as a single class) outstanding on the record date for the Company Shareholders’ Meeting in favor of adopting this Agreement (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company, necessary to adopt this Agreement, approve the Merger and consummate the Transactions.

Section 4.25          Financial Advisors’ Fees. Except for the Company’s obligations to Goldman Sachs & Co. LLC (“Goldman Sachs”) and J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.26          Opinion. The Company Board has received an opinion from Goldman Sachs that, based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as of the date of such opinion, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders of Shares, taken in the aggregate.  A complete and executed copy of such written opinion will be delivered to Parent promptly following receipt thereof by the Company, it being understood that such opinion is made available to Parent solely for informational purposes and may not be relied upon by Parent or Merger Sub.  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.27          Disclosure. None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement, at the time the Proxy Statement (and any amendment or supplement thereto) is filed with the SEC, at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting, as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements included in the Proxy Statement based on information provided to the Company by or on behalf of Parent or Merger Sub in writing and specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.28          No Other Representations or Warranties.

(a)           The Company agrees and acknowledges that, except for the representations and warranties contained in Article V, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. The Company agrees and acknowledges that in making the decision to enter into this Agreement and consummate the Transactions, the Company has relied exclusively on the express representations and warranties contained in Article V and has not relied on any other representation or warranty, express or implied. The Company agrees and acknowledges that neither Parent nor any other Person has made, and the Company has not relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or its Affiliates furnished or made available to the Company and its Representatives except as expressly set forth in Article V.

(b)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (as qualified by the Company Disclosure Letter and the Company SEC Reports, AS APPLICABLE) OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES, ITS BUSINESS OR THE TRANSACTIONS.

Article V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01          Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except, in each case, as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impede the Closing or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”), each of Parent and Merger Sub is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing.

Section 5.02          Corporate Authority Relative to This Agreement; No Violation.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions by Parent and Merger Sub have been duly and validly authorized by their respective boards of directors or other applicable governing body and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Articles of Merger with the Secretary of State of the State of Oregon and the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Immediately following the execution and delivery of this Agreement, this Agreement will be adopted by Parent as the sole stockholder of Merger Sub.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other Transactions, by Parent and Merger Sub do not and will not require or warrant Parent or Merger Sub to procure, make or provide any Consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Oregon and the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the HSR Act and other applicable Antitrust Laws or Foreign Investment Laws, (iii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and compliance with the rules and regulations of the Nasdaq, the Tokyo Stock Exchange or the Nagoya Stock Exchange, (iv) the CFIUS Filing and obtaining CFIUS Approval, (v) compliance with any applicable foreign or state securities or blue sky laws, and other than any Consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain does not constitute a Parent Material Adverse Effect.

(c)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions, do not and will not (i) contravene, conflict with, or result in a violation of, the organizational or governing documents of Parent or Merger Sub, (ii) assuming that all filings, notices or Consents contemplated by Section 5.02(b) have been made or obtained, contravene, conflict with, or result in, a violation of any provision of any Law or Order binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) contravene, conflict with, or result in, any violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, result in a penalty or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub pursuant to any Contract, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, breach, default, penalty, termination, cancellation, modification, acceleration, right, loss or Lien that does not constitute a Parent Material Adverse Effect.

Section 5.03          Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or Merger Sub that would constitute a Parent Material Adverse Effect, and there are no Legal Proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or Merger Sub, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would constitute a Parent Material Adverse Effect.

Section 5.04          Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent or Merger Sub in writing and specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.04 shall not apply to, and no representation is made by Parent or Merger Sub with respect to, statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by or on behalf of the Company or any of its Representatives for inclusion, use or incorporation by reference therein.

Section 5.05          Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 1,000 of which is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.06          No Vote of Parent Stockholders. The vote or consent of the Guarantor, as the sole stockholder of Parent, is the only vote or consent of any holders of any securities of Parent necessary to approve this Agreement and the Merger and the other Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger and the other Transactions.

Section 5.07          Finders or Brokers. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.08          No Additional Representations.

(a)           Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company to facilitate its review of the Company and its Subsidiaries.

(b)           Parent and Merger Sub agree and acknowledge that, except for the representations and warranties contained in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Reports, as applicable), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Parent and Merger Sub agree and acknowledge that in making the decision to enter into this Agreement and consummate the Transactions, Parent and Merger Sub have relied exclusively on the express representations and warranties contained in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Reports, as applicable) and have not relied on any other representation or warranty, express or implied. Parent and Merger Sub agree and acknowledge that neither the Company nor any other Person has made, and neither Parent nor Merger Sub has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Reports, as applicable), and neither the Company nor its Subsidiaries or any of their respective directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of any information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the Dataroom, other management presentations (formal or informal) or in any other form in connection with the Transactions, except with respect to the express representations and warranties set forth in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Reports, as applicable). Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection, guidance or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Dataroom or any management presentation.

(c)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article V (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS) OR IN ANY CERTIFICATE DELIVERED BY PARENT OR MERGER SUB PURSUANT TO THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY OTHER PERSON.

Section 5.09          Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any security of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested shareholder” of the Company, in each case as defined in Section 60.825 of the Oregon Act.

Section 5.10          Solvency. Assuming (i) the satisfaction or waiver of the condition to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Section 7.01 and Section 7.03, (ii) the accuracy of the representations and warranties set forth in Article IV, subject to the terms and limitations set forth therein and (iii)  the compliance and performance by the Company of its obligations hereunder in all material respects, then immediately following the Effective Time and after giving effect to the consummation of the Transactions, including the payment of the aggregate consideration to which the shareholders and other equity holders of the Company are entitled under Article III, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, Parent taken together with its Subsidiaries (including, following the Closing, the Surviving Corporation), on a consolidated basis, will be Solvent and will not (i) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (ii) have incurred debts, or be expected to incur debts, including contingent and other Liabilities, beyond its ability to pay them as they become due.

Section 5.11          Sufficient Funds. Guarantor has, and will have as of the Closing, and Parent will have as of the Closing, available to it (and will make available to Merger Sub in a timely manner) sufficient funds to (a) make all payments contemplated by this Agreement to be made by Parent, Merger Sub or the Surviving Corporation as of the Effective Time, including the aggregate Merger Consideration and the other payments under Article III, and (b) pay all fees and expenses incurred in connection with the transactions contemplated hereby that are payable by Parent or Merger Sub in accordance with the terms of this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates or any other financing transaction be a condition to the Closing or of any of the obligations of Parent or Merger Sub hereunder.

Section 5.12          Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. The Parent Guarantee is in full force and effect. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantor and of each of the other parties thereto and (ii) enforceable in accordance with its respective terms against the Guarantor and each of the other parties subject to the Enforceability Exceptions. There is no default under the Parent Guarantee by the Guarantor, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantor.

Article VI

Covenants and Agreements

Section 6.01          Conduct of Business of the Company.

(a)           From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01 (the “Termination Date”), except (A) as required by applicable Law, any Governmental Entity of competent jurisdiction or the applicable rules or regulations of the Nasdaq, (B) as agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (C) as may be required or expressly permitted by this Agreement, (D) as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures), or (E) as set forth in Section 6.01 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice in all material respects, and (y) use reasonable best efforts to preserve intact its current business organizations and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, employees and other Persons having material business relationships with the Company or any Subsidiary thereof. In addition, without limiting the generality of the foregoing, except (A) as required by applicable Law, any Governmental Entity of competent jurisdiction or the applicable rules or regulations of the Nasdaq, (B) as agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (C) as may be required or expressly permitted by this Agreement, (D) as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as the Company keeps Parent reasonably informed of, and to the extent reasonably practicable, consults with Parent prior to the taking of any material action with respect to such COVID-19 Measures), or (E) as set forth in Section 6.01 of the Company Disclosure Letter(it being agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any of the subsections of this Section 6.01 below will be deemed a breach of the previous sentence unless such action would constitute a breach of any such relevant provision below), from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(i)           declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company) , except for, (A) the authorization and payment by the Company of its regular quarterly dividend in cash, consistent with past practice, at a rate not to exceed the amount set forth in Section 6.01(a)(i) of the Company Disclosure Letter, or (B) the accrual of dividends or dividend equivalent amounts by the Company in respect of any outstanding Company Equity Award in accordance with the terms of the applicable Company Equity Plan and award agreements in effect as of the date hereof and the payment of such accrued dividends or dividend equivalent amounts upon the vesting or settlement thereof, as applicable;

(ii)          split, combine, subdivide, exchange, reverse split or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)         form, incorporate or acquire any Subsidiary;

(iv)         except as required by Company Employee Plans or Collective Bargaining Agreements as in existence as of the date hereof, (A) grant or promise in writing to grant any equity-based awards or new rights to severance, termination pay, retention, change in control, transaction or similar compensation to any current or former employee, officer, director, individual independent contractor or other individual service provider, (B) increase the base salary, short-term incentive target or long-term incentive or other compensation or benefits payable, owing, due, or provided to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, other than regularly scheduled merit or cost of living increases in the ordinary course of business consistent with past practice for any employees or individual independent contractors of the Company or its Subsidiaries with an annual base salary or wage or fee rate (prior to and after any such increase) below $350,000, (C) adopt, establish, enter into, terminate or materially amend any Company Employee Plan or any plan, practice, program, agreement, contract, policy or arrangement that would have been a Company Employee Plan if it had been in existence on the date of this Agreement, except in connection with actions permitted under Section 6.01(a)(iv)(B) and (F)(y), (D) take any action to waive or amend any performance or vesting criteria or accelerate vesting, exercisability, payment or funding under any Company Employee Plan (including any Company Equity Plan), (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan that contains a “defined benefit provision” as such term is defined in subsection 147.1 of the Income Tax Act (Canada), or is otherwise a defined benefit plan or change the manner in which contributions to such plans are determined, in each case, except as may be required by GAAP or equivalent Law, (F) (x) terminate the employment or engagement of any employee, officer, director or other service provider (other than for cause) whose annual base salary, wage rate, or fee rate is (in the case of a promotion, prior to or following such promotion) in excess of $350,000 per year (other than for cause), or (y) hire or promote any employee, officer, or director whose annual base salary, wage rate, or fee rate is (in the case of a promotion, prior to or following such promotion) in excess of $350,000 per year (other than replacement hires on substantially similar terms of employment), or (G) enter into, materially amend or terminate any Collective Bargaining Agreement other than other than in the ordinary course of business (provided, that to the extent the Company or any of its Subsidiaries is required to renegotiate the terms of any Collective Bargaining Agreements due to an expiration of its then-current term, the Company and its Subsidiaries will inform Parent and its Affiliates of such scheduled negotiations and provide Parent and its Affiliates with updates in advance of, along with an opportunity to provide input on, any definitive agreement on changes to a Collective Bargaining Agreement that would materially increase the Company’s (or its applicable Subsidiary’s) obligations thereunder upon its effectiveness);

(v)          enter into or make any loans or advances to any director, employee, officer or other individual service provider of the Company or any of its Subsidiaries (other than such loans or advances in the ordinary course of business consistent with past practice);

(vi)         change its fiscal year or materially change any financial, actuarial, reserving or accounting methods, accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes or revalue any of its material assets, except as required by GAAP, statutory or regulatory accounting rules, applicable Law or SEC rule or regulations;

(vii)        adopt any amendments to the Company’s articles of incorporation or bylaws;

(viii)       grant, issue, sell, pledge, dispose of or encumber, or authorize the grant, issuance, sale, pledge or disposition of, or the creation of any Lien on, any shares of capital stock or other securities or ownership interests in the Company or any securities convertible into, exercisable for or exchangeable for any such shares, securities or ownership interests, or take any action to cause to be vested any otherwise unvested Company Equity Award, other than (A) issuances of Shares in respect of any vesting of or settlement of Company Equity Awards outstanding on the date hereof, or (B) any Permitted Lien;

(ix)          directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock, securities or ownership interests in the Company or any rights, warrants or options to acquire any such shares, securities or ownership interests, other than the acquisition of Shares from a holder of a Company Equity Award in satisfaction of withholding obligations or the payment of exercise price;

(x)          (A) incur, assume or guarantee, any Indebtedness for borrowed money, except for (i) Indebtedness incurred pursuant to the Company Credit Facility, (ii) Indebtedness incurred pursuant to any letters of credit, bankers’ acceptances, or bonds (including surety, performance, payment, closure and trade bonds) in the ordinary course of business, (iii) (x) renewals of any leases of equipment in the ordinary course of business or (y) leases of equipment in the ordinary course of business not to exceed payments by the Company or any of its Subsidiaries in excess of $5,000,000 over the life of such lease, (iv) guarantees by the Company or any of its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries, to the extent such Indebtedness is not otherwise prohibited by this Section 6.01(a)(x) or approved in writing by Parent (v) Indebtedness incurred in connection with a refinancing or replacement of existing Indebtedness (but in all cases which refinancing or replacement shall be on customary commercial terms and shall not materially increase the aggregate amount of Indebtedness permitted to be outstanding thereunder) (each, a “Replacement Credit Facility”) and (vi) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging, collar or swap Contracts entered into in the ordinary course of business or (B) amend, restate, modify or supplement the Company Credit Facility in a manner that would following the Closing be materially adverse to Parent or Merger Sub;

(xi)          acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction), or make any investment in, any Entity, business, business line or material amount of assets other than (A) acquisitions pursuant to Contracts in effect on the date hereof and set forth on Section 6.01(a)(xi) of the Company Disclosure Letter, (B) acquisitions of supplies, equipment or inventory in the ordinary course of business, or (C) capital expenditures permitted by Section 6.01(a)(xv) below;

(xii)        sell, abandon, permit to lapse, lease, license, transfer, assign, exchange or swap, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of any of its material properties or assets, including material Company IP, material Owned Real Property and material Leased Real Property, other than (x) non-exclusive licenses of Company IP, Permitted Liens on Owned Real Property and Leased Real Property, dispositions of inventory or obsolete assets, in each case, in the ordinary course of business, and natural statutory expirations of Registered IP included in Company IP, (y) pursuant to Contracts in effect on the date hereof and set forth on Section 6.01(a)(xii) of the Company Disclosure Letter or (z) subject to Section 6.07, as may be required by any Governmental Entity in order to permit or facilitate the consummation of the Transactions;

(xiii)       disclose or agree to disclose to any Person, any trade secret or other material know-how, other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(xiv)       enter into, modify, amend, cancel or terminate (other than expiration in accordance with their terms), waive any material rights under or release or assign any material rights or claims under any Material Contract or any Contract of the Company that would be a Material Contract if in existence as of the date of this Agreement or after giving effect to such amendment, other than in the ordinary course of business;

(xv)        make or authorize any payment of, accrual or commitment for, any capital expenditures, except (x) as contemplated by and in accordance with the Capex Budget, (y) for capital expenditures not to exceed 10% of the aggregate amount set forth in the Capex Budget for the relevant year and (z) for reasonable expenditures made in response to an Emergency (provided, in the case of this clause (z), the Company has, to the extent practicable under the circumstances, provided prior notice to and reasonably consulted with Parent);

(xvi)       settle, pay, discharge or satisfy any pending or threatened Action or Legal Proceeding, other than any Action the settlement payment, discharge or satisfaction of which does not result in the imposition of any material equitable or other non-monetary relief on, or the admission of wrongdoing by, the Company, or relate to any actual or potential violation of any criminal Law and results solely in an obligation involving the payment of moneys by the Company (net of monetary obligations funded by a reserve on the balance sheet made by, or recoverable by an indemnity obligation to, or an insurance policy of, the Company) of not more than $1,000,000 individually or $5,000,000 in the aggregate, or any payment, discharge or satisfaction of a final Order with respect to any Action or Legal Proceeding); provided, that the settlement, discharge, satisfaction, release, waiver or compromise of any Action, Legal Proceeding or claim brought by the shareholders of the Company (whether directly or on behalf of the Company) against the Company or its directors or officers relating to the Transactions shall be subject to Section 6.11 and shall not be restricted or otherwise limited by this Section 6.01(a);

(xvii)      adopt or enter into a plan of complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company;

(xviii)     (A) adopt, change or revoke any material method of Tax accounting, (B) change any annual Tax accounting period, (C) make, change or revoke any material Tax election, (D)  settle or otherwise compromise any audit, claim, examination, investigation, Legal Proceeding or other proceeding with respect to any material Taxes or Tax Returns; (E) enter into, cancel or modify any closing agreement with a Governmental Entity with respect to material Taxes or Tax Returns; (F) request any ruling from a Governmental Entity with respect to material Taxes or Tax Returns; (G) extend or waive the period of assessment or collection for any material Taxes (other than extensions to file Tax Returns in the ordinary course of business); (H) enter into any Tax Sharing Agreement; (I) claim or surrender any right to claim any material Tax refund; or (J) amend any material Tax Return; or

(xix)        agree, in writing or otherwise, to take any of the foregoing actions.

(b)           Notwithstanding anything to the contrary in Section 9.06, with respect to any request by the Company for the consent of Parent to any action that would otherwise be prohibited by this Section 6.01, the Company shall send to the Parent Representatives a request for written consent via email (to the email addresses set forth on Annex 2) that includes the reason for the request and identifies the subsections of this Section 6.01 with respect to which the Company is seeking Parent’s consent (such request, an “Approval Request”). Parent shall promptly review any Approval Request delivered pursuant to the foregoing sentence, and within five (5) Business Days of receiving such Approval Request by email to the Company Representatives who sent the applicable Approval Request, either provide the Company with the requested consent or inform the Company of its rejection of the Approval Request.

Section 6.02          Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Subsidiary of the Company prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their operations.

Section 6.03          Access; Confidentiality.

(a)           Subject to compliance with applicable Laws, the Company shall, and shall cause its Subsidiaries to, afford to Parent and to its Representatives reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the employees, officers, properties, Contracts, books and records of the Company and its Subsidiaries, including in furtherance of providing information to Parent or its Representatives on the Specified Claims, other than for any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal, in each case, solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.04 in respect of an Alternative Proposal or Superior Proposal). The foregoing notwithstanding, the Company and its Subsidiaries shall not be required to afford such access (i) if the Company determines in its reasonable judgment that doing so would, (x) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (y) jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries, or any attorney-client, work product or other legal privilege or trade secret protection or (z) contravene any applicable Law, Information Privacy and Security Obligations, fiduciary duty or Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Subsidiaries is a party); provided, that, at Parent’s written request, the Company shall (A) use its reasonable best efforts to make appropriate and mutually agreeable substitute arrangements under circumstances in which any of the foregoing restrictions apply to allow access in a manner that does not result in such effect (including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided) or (B) use its commercially reasonable efforts to request waivers of any such restrictions (which shall not require offering or granting any accommodation (financial or otherwise)); (ii) to such information that relates to the minutes of the meetings of the Company Board or its committees where the Company Board or any applicable committee discussed the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board, whether in connection with a specific meeting, or otherwise relating to such subject matter), or (iii) to such information relating to a litigation where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Notwithstanding the foregoing, any such access shall not include any sampling or testing of any environmental media or building materials or any other environmental sampling or testing. The Company may reasonably designate competitively sensitive material provided to Parent as “Outside Counsel Only Material” or with similar restrictions, which materials and the information contained therein shall be given only to the outside legal counsel of Parent, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties.

(b)           All requests for information or access made pursuant hereto shall be directed to the Persons designated by the Company and accompanied by a written notice setting forth in reasonable detail the basis regarding the request and need for such information or access. All information provided to Parent or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Evaluation Material or Transaction Information, as applicable, as such terms are used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December 16, 2024, between the Company and the Guarantor, as supplemented by the clean team confidentiality agreement, dated as of January 30, 2025, by and between the Company and the Guarantor (collectively, the “Confidentiality Agreement”), which shall continue in full force and effect pursuant to the terms thereof, notwithstanding anything to the contrary set forth therein or the execution and delivery, or the termination of this Agreement.

Section 6.04          No Solicitation.

(a)           Except as permitted by the provisions of this Section 6.04, from and after the execution and delivery of this Agreement until the earlier of the Effective Time and the Termination Date, the Company shall not, and shall cause its Subsidiaries not to and direct its and their respective directors, officers, employees and other Representatives not to, (i) solicit, initiate, knowingly induce, propose, knowingly facilitate or knowingly encourage the making or submission of, any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, any Alternative Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal or furnish any non-public information regarding the Company or provide access to its properties to any Person (other than Parent, Merger Sub and their Representatives) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal (except, in each case, to notify such Person that the provisions of this Section 6.04 prohibit any such discussions or negotiations), (iii) take any action pursuant to Section 60.835 of the Oregon Act that would permit the consummation of a transaction contemplated by an Alternative Proposal that would otherwise, absent such action, be prohibited by Section 60.835 of the Oregon Act, or take any action to exempt any Person from the restrictions on business combinations contained in any other applicable Takeover Statute or otherwise cause such restrictions not to apply to such Person, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (excluding any Acceptable Confidentiality Agreement), in each case constituting or related to any Alternative Proposal (each, an “Alternative Acquisition Agreement”), or (v) publicly announce any intention to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company Board permitted under Section 6.04(e), Section 6.04(f), Section 6.04(g) or Section 6.04(h) shall not be deemed to be a breach or violation of this Section 6.04(a).

(b)           Upon execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and direct its and their respective directors, officers, employees and other Representatives to, (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) in connection with any Alternative Proposal or any other proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Alternative Proposal, in each case that exist as of the date hereof, (ii) promptly terminate access to any physical or electronic data rooms maintained by or on behalf of the Company relating to a possible Alternative Proposal by any such Person (other than (A) Parent, Merger Sub and their Representatives and (B) the Company and its Representatives) and (iii) promptly request that each Person that has executed a confidentiality agreement in the past twenty-four (24) months prior to the execution and delivery of this Agreement in connection with such Person’s consideration of any Alternative Proposal (other than Parent, Merger Sub and their Representatives) and remains in effect on the date hereof, return or destroy all confidential information regarding the Company and its Subsidiaries.

(c)           Notwithstanding anything to the contrary herein, subject to compliance with this Section 6.04, the Company may waive any standstill or similar agreement solely to the extent necessary to allow for an Alternative Proposal that has not been solicited in breach of Section 6.04(a) to be made to the Company Board in a confidential manner so long as the Company promptly notifies Parent thereof (but not the identity of such counterparty) promptly after granting any such waiver. For the avoidance of doubt, the receipt of an unsolicited proposal, offer, inquiry or request received pursuant to any standstill, confidentiality or other similar agreement that permits the submission of private or confidential proposals to the Company Board shall not, by itself, violate, or be deemed to be in violation of, the preceding sentence. Without limiting the foregoing, it is understood that any material breach of the restrictions contained in this Section 6.04 by any of the Company’s Representatives acting in their authorized capacities on behalf of the Company shall be deemed to be a breach of this Section 6.04 by the Company.

(d)           The Company shall (i) promptly (and in any event within one (1) Business Day) notify Parent of the receipt by the Company or its Representatives of any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal, which notice shall include a copy or a summary of the material terms and conditions of (and the identity of the Person making, unless prohibited by the terms of a confidentiality agreement entered into prior to the date hereof) such proposal, offer, inquiry or request and (ii) thereafter keep Parent reasonably informed on a reasonably prompt basis (and, in any event within twenty-four (24) hours) of any material developments with respect to, or any material change to the terms of, any such Alternative Proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such Alternative Proposal received by the Company or any of its Representatives.

(e)           Notwithstanding anything in this Section 6.04 to the contrary, if, at any time following the date hereof and prior to the receipt of the Required Company Shareholder Vote, the Company receives a bona fide written Alternative Proposal, which Alternative Proposal did not result from a material breach of this Section 6.04, (i) the Company may engage in communications with any Person (as well as its Representatives) with respect to the Alternative Proposal solely for the purpose of clarifying such Alternative Proposal and the terms thereof and (ii) if the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that, based on the information then available, such Alternative Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal, the Company may take the following actions: (I) furnish information, including material non-public information, to any Person making such Alternative Proposal, as well as its Representatives and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement (provided, that the Company shall, prior to or substantially concurrently with such disclosure, make available to Parent any non-public information that is made available to such Person to the extent not previously provided to Parent or its Representatives), and (II) engage in discussions or negotiations with any Person (as well as its Representatives) with respect to the Alternative Proposal.

(f)           Except as set forth in this Section 6.04, the Company Board or any committee thereof shall not (i) withdraw or qualify (or modify or amend in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw or qualify (or modify or amend in any manner adverse to Parent or Merger Sub), the Recommendation, (ii) approve, recommend, adopt, authorize or declare advisable, or publicly propose to approve, recommend, adopt, authorize or declare advisable, any Alternative Proposal, (iii) fail to include the Recommendation in the Proxy Statement, (iv) fail to publish, send or provide to the holders of Shares, pursuant to Rule 14e-2(a) under the Exchange Act a statement recommending against any Alternative Proposal that is a tender or exchange offer and publicly reaffirm the Recommendation within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (v) if an Alternative Proposal (other than an Alternative Proposal that is a tender or exchange offer) shall have been publicly announced or disclosed, fail to recommend against such Alternative Proposal within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation more than once per Alternative Proposal) or (vi) resolve to effect or publicly announce an intention to effect any of the foregoing (any such action described in the foregoing clauses (i) through (vi), a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Shareholder Vote, the Company Board may, in response to an Alternative Proposal received by the Company after the date of this Agreement that has not been subsequently withdrawn, which Alternative Proposal did not result from a material breach of this Section 6.04, and with respect to which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (1) such Alternative Proposal would, if consummated, constitute a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) make a Change of Recommendation with respect to such Superior Proposal and/or (y) cause the Company to terminate this Agreement pursuant to Section 8.01(h)(i); provided, that the Company Board shall not be entitled to make such a Change of Recommendation or cause such termination of this Agreement pursuant to Section 8.01(h)(i) unless, in each case, (A) the Company shall have given Parent at least four (4) Business Days prior written notice (a “Superior Proposal Notice” and such period from the time the Superior Proposal Notice is provided until 11:59 p.m. Eastern time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice, the “Notice Period”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a copy or a summary of the material terms and conditions (including the identity of the Person making the Superior Proposal, unless prohibited by the terms of a confidentiality agreement entered into prior to the date hereof) of the Superior Proposal, (B) during such Notice Period, if requested by Parent, the Company shall, and shall direct its Representatives to, engage in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner so that such Alternative Proposal would cease to constitute a Superior Proposal and (C) at the end of such Notice Period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such Notice Period, the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that (I) the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal and (II) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in the event of any material modification of the financial terms or any other material modifications to the terms of such Superior Proposal, the Company shall be required to deliver a new Superior Proposal Notice to Parent and to again comply with the requirements of this Section 6.04(f) with respect to such Superior Proposal Notice, except that the Notice Period shall be three (3) Business Days and such three (3) Business Day period shall expire at 11:59 p.m. Eastern time on the third (3rd) Business Day immediately following the Business Day on which such new Superior Proposal Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day Notice Period be deemed to shorten the initial four (4) Business Day Notice Period). For the avoidance of doubt, (I) the determination by the Company Board that an Alternative Proposal constitutes or could constitute a Superior Proposal, (II) the delivery of a Superior Proposal Notice, or (III) the public disclosure of the items in foregoing clauses (I) or (II), in each case in and of itself, will not constitute a Change of Recommendation or violate this Section 6.04.

(g)           Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Shareholder Vote, the Company Board may, in response to an Intervening Event that is continuing, make a Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Change of Recommendation unless (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) to the extent requested by Parent during such four (4) Business Day period, the Company shall have engaged, and shall have directed its Representatives to engage, in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner that would permit the Company Board, consistent with the directors’ fiduciary duties, not to make such Change of Recommendation and (iii) at the end of such four (4) Business Day period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such four (4) Business Day period, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation). For the avoidance of doubt, (I) the determination by the Company Board that an Intervening Event has occurred, (II) the delivery of an Intervening Event Notice, or (III) the public disclosure of the items in foregoing clauses (I) or (II), in each case in and of itself, will not constitute a Change of Recommendation or violate this Section 6.04.

(h)           Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law or Nasdaq rules and regulations, including taking or disclosing to its shareholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (and no communication that consists solely of a “stop, look and listen” statement, in and of itself, will be considered a Change of Recommendation) or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required by applicable Law; provided that no disclosure or communication will be permitted pursuant to the foregoing sentence that constitutes a Change of Recommendation or shall require the giving of a Superior Proposal Notice or an Intervening Event Notice except in accordance with Section 6.04(f) or Section 6.04(g). It is understood and agreed that, for purposes of this Agreement, a public statement by the Company or the Company Board that describes the receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, the material terms of such Alternative Proposal or the operation of this Agreement with respect thereto (in each case, that does not affirmatively state that such Alternative Proposal constitutes a Superior Proposal) will not be deemed to be (A) a withholding, withdrawal, modification or proposal by the Company Board to withhold, withdraw, or modify, the Recommendation; (B) an adoption, approval, recommendation or declaration of advisability with respect to such Alternative Proposal; or (C) a Change of Recommendation.

(i)           “Alternative Proposal” means any inquiry, proposal or offer made by any Person or group of Persons (other than Parent, Merger Sub or any of their respective Affiliates) relating to or concerning (i) the direct or indirect acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of (A) twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value, as determined in good faith by the Company Board), or (B) assets of the Company and its Subsidiaries to which twenty percent (20%) or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable for the most recent fiscal year for which the audited financial statements are then available (other than, in each case, sales of inventory, leases and nonexclusive licenses in the ordinary course of business) or (ii) the direct or indirect acquisition by any Person (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction), or a tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) beneficially owning, twenty percent (20%) or more of the total voting power of the equity securities of the Company (or any direct or indirect parent company thereof), immediately following such transaction, in each of the foregoing clauses (i) and (ii), whether in a single or series of related transactions in each case of the foregoing clauses (i) and (ii), other than the transactions contemplated by this Agreement; provided that any proposal or offer to the extent related to any Remedial Action in accordance with Section 6.07 shall not be deemed an Alternative Proposal.

(j)           “Superior Proposal” means a bona fide written Alternative Proposal substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place it appears, made after the date hereof that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering such factors as the Company Board considers to be relevant (including the conditionality, timing and likelihood of consummation of such proposal, legal, regulatory and shareholder approval requirements, the identity of and any prior dealings with the Person or Persons making the proposal, as well as, to the extent third party financing is contemplated, the nature of such financing and any commitments with respect thereto, and whether such proposal is reasonably capable of being satisfied in accordance with its terms (if accepted)) to be more favorable (including from a financial point of view) to the Company’s shareholders than the Transactions (including any binding commitments made by Parent to the Company in writing to amend the terms of this Agreement during the periods contemplated by Section 6.04(f)).

(k)           “Intervening Event” means any event, change, occurrence, development, condition, effect or state of facts or circumstances that (i) is material to the Company and its Subsidiaries, taken as a whole, (ii) was unknown to, and not reasonably foreseeable by, the Company Board as of the date of this Agreement, or if known by, or reasonably foreseeable to, the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement, and (iii) does not involve or relate to (A) an Alternative Proposal or (B) the fact that the Company exceeds any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceed any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, or any change in the price or trading volume of the Shares or the credit rating of the Company, in and of itself (provided, that, for purposes of clause (B), the matters giving rise to or contributing to such events may be deemed to constitute, or be taken into account in determining whether there has been, an Intervening Event).

Section 6.05          Filings; Other Actions.

(a)           As promptly as reasonably practicable after the date hereof (and in any event within thirty (30) Business Days after the date hereof), the Company shall prepare and file with the SEC the preliminary Proxy Statement, which shall, unless the Company Board has made a Change of Recommendation in accordance with Section 6.04, include the Recommendation, and shall use reasonable best efforts to respond to any comments by the staff of the SEC in respect of the preliminary Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the commencement of the mailing of the definitive Proxy Statement to the Company’s shareholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to the Company’s shareholders. For purposes of the prior sentence, the Proxy Statement shall be deemed to be “cleared by the SEC” on (x) the date that is 10 calendar days (calculated in accordance with Rule 14a-6(a) promulgated under the Exchange Act) after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not advise that it intends to review the Proxy Statement or provide comments or (y) in the event that the SEC advises during such 10 calendar day period that it intends to review the Proxy Statement, the date on which the Company shall have been informed by the SEC staff that it has no further comments on the Proxy Statement. Parent and Merger Sub shall cooperate with the Company in the preparation of the Proxy Statement and in resolving all comments by the staff of the SEC as promptly as practicable after receipt thereof, including by providing to the Company such information concerning themselves and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or the staff of the SEC or as the Company may reasonably request. The Company will notify Parent promptly of the receipt of any comments or other substantive communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC in connection with the Transactions and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement or the Transactions and the Company will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. Subject to applicable Law, prior to filing or mailing the Proxy Statement (including the preliminary Proxy Statement) (or any amendment or supplement thereto) or responding to any written comments of the staff of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and the Company shall consider in good faith such comments reasonably proposed by Parent or its counsel for inclusion therein. If at any time prior to the Company Shareholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by a Party that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b)           Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the Nasdaq and the SEC rules and as required by the Oregon Act and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders promptly (but no later than forty-five (45) days following the commencement of the mailing of the Proxy Statement, unless consented by Parent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) for the purpose of obtaining (A) the Required Company Shareholder Vote and (B) if required by Law, its articles of incorporation or bylaws, the applicable listing and other rules and regulations of the Nasdaq or otherwise so desired and mutually agreed between the Company and Parent, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated by such merger agreement (as it may be adjourned or postponed in accordance with this Agreement, the “Company Shareholders’ Meeting”); provided, that such Company Shareholders’ Meeting may also be the Company’s annual meeting of shareholders; provided, further, that the foregoing obligations shall not be affected by a Change of Recommendation (it being understood and agreed that in the event of a Change of Recommendation, the Company shall have no obligation to solicit proxies to obtain the Required Company Shareholder Vote under the following clause (ii)), and (ii) use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement (it being understood and agreed that the foregoing shall not require the Company Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 6.04). The Company shall consult with Parent regarding the record date of the Company Shareholders’ Meeting, prior to setting such date. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone the Company Shareholders’ Meeting to the extent required by Law or fiduciary duty, (y) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Shareholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting or to obtain the Required Company Shareholder Vote (provided, that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) Business Days each (not to exceed twenty (20) Business Days in the aggregate)) and (z) the Company may adjourn, recess, or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting. Except in the event that a Change of Recommendation has been effected in accordance with Section 6.04, the Company shall use its reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

Section 6.06          Employee Matters.

(a)           For a period of twelve (12) months following the Effective Time (or, if shorter, the applicable employee’s period of employment following the Closing Date), Parent shall provide, or shall cause to be provided, to each employee of the Company or any of its Subsidiaries who is employed immediately prior to the Effective Time and who remains employed as of the Effective Time (each, a “Company Employee,” and collectively, the “Company Employees”), other than any Union Employee (as defined below), (i) a base salary or wage rate (as applicable) that is no less favorable than that provided to the Company Employee immediately before the Effective Time, (ii) an annual target cash incentive opportunity (excluding, for the avoidance of doubt, any equity or equity-based incentive opportunity) that is no less favorable than the annual target cash incentive opportunity provided to the Company Employee immediately before the Effective Time, (iii) health, welfare, and retirement benefits (excluding any severance benefits, defined benefit retirement and retiree medical plans, change in control benefits, retention benefits and nonqualified deferred compensation plan benefits) that are substantially comparable, in the aggregate, to those provided to the Company Employee immediately before the Effective Time and (iv) severance benefits that are no less favorable than the severance benefits set forth on Section 6.06(a)(iv) of the Company Disclosure Letter. For the avoidance of doubt, Parent shall not be prohibited by this Section 6.06(a) from terminating the employment of any Company Employee following the Closing Date.

(b)           With respect to the employee benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation or its Subsidiaries, that are made available to any Company Employee at or after the Effective Time (the “New Plans”), for all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the New Plans, Parent shall use commercially reasonable efforts to cause each Company Employee to be credited with his or her years of service with the Company or any Subsidiary thereof (and their respective predecessors) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under the analogous Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply (x) to the extent that its application would result in a duplication of benefits, or (y) for purposes of benefit accrual under any defined benefit pension plan or for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use its commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits or other welfare benefits to any Company Employee, Parent shall use its commercially reasonable efforts to cause all pre-existing condition limitations, exclusions, evidence of insurability, eligibility waiting periods and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents (including, for the avoidance of doubt, each COBRA participant and covered spouses and dependents) during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be recognized under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)           Following the date hereof, the Parties shall cooperate and use good faith efforts as reasonably necessary for employee and compensation and benefits integration planning, including exchanging information and data relating to employees, organizational structure, compensation and employee benefits. Prior to the Closing, unless such communication is consistent in all material respects with a communication previously reviewed by Parent or previously publicly disclosed, Parent shall be provided the opportunity and a reasonable period of time to review and comment (with such review and comment not to be unreasonably withheld, conditioned, or delayed) on any broad-based or otherwise material employee notices or communication materials (including website postings) regarding the transactions contemplated by this Agreement from the Company to the employees of the Company, including broad-based or otherwise material notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or employment after the Closing prepared by the Company prior to their distribution, and the Company shall consider in good faith any reasonable comments promptly received from Parent. Notwithstanding anything to the contrary set forth in this Section 6.06(c), this Section 6.06(c) shall not restrict the provision of any notice or communication by the Company or any of its Subsidiaries as may be required by any obligations pursuant to, or otherwise require the Company or any of its Subsidiaries to take or refrain from taking any action that would result in a breach or violation of, any listing agreement with any applicable national securities exchange (including the Nasdaq), rules or regulations of the SEC or any applicable national securities exchange (including the Nasdaq) or Law.

(d)           Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Employee Plans set forth on Section 6.06(d) of the Company Disclosure Letter, as applicable, will occur at or prior to the Effective Time, as applicable.

(e)           With respect to each of the Company’s annual cash incentive plans (each, a “Company Incentive Plan”) in place for the fiscal year in which the Effective Time occurs, Parent shall, or shall cause its applicable Subsidiary (including the Surviving Corporation, as applicable) to, pay to each Company Employee who participates in such a Company Incentive Plan and remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through the end of such fiscal year (or, if later, and if required by the Company Incentive Plan, through the applicable payment date), at the same time or times that Parent, the Surviving Corporation or their applicable Subsidiary pays annual bonuses in respect of such fiscal year to other similarly situated employees thereof, but in no event later than March 15 immediately after the end of such fiscal year, a cash bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Company Employee is entitled to receive under the applicable Company Incentive Plan based on actual level of achievement of the applicable performance criteria for such fiscal year (as determined after giving appropriate effect to the transactions contemplated hereby).

(f)           With respect to the Company Employees that are covered by a Collective Bargaining Agreement as of immediately prior to the Effective Time (the “Union Employees”), the Surviving Corporation or its Subsidiaries shall abide by the terms and conditions of each of the Collective Bargaining Agreements covering such Union Employees and to which the Company or its applicable Subsidiary is a party or is otherwise bound.

(g)           Without limiting the generality of Section 6.10 or Section 9.09, the provisions of this Section 6.06 are solely for the benefit of the Parties, and nothing in this Agreement shall confer on any current or former officer, director, employee or other individual service provider or any other person any rights or remedies under any Company Employee Plan or any New Plan or other compensation or benefit plan, program or arrangements, including any right to employment or engagement or continued employment or engagement for any period or terms of employment or engagement or any right to continue in the employ or service of Parent or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee, officer, director or other individual service provider at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall create any third-party beneficiary rights in any Company Employee or other current or former service provider of the Company or its Subsidiaries or Affiliates (or any beneficiaries or dependents thereof) or be construed as an amendment or modification to, or establishment of, or limiting the ability to modify, terminate or amend, any Company Employee Plan, New Plan, or other compensation or benefit plan or arrangement for any purpose. The provisions of this Section 6.06 shall survive the consummation of the Merger.

Section 6.07          Efforts.

(a)           Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause its other Affiliates, to use) their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or pursuant to any Contract to consummate and make effective the Merger and the other Transactions as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or Legal Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (other than Governmental Entities), (iii) the defending of any Actions, lawsuits or other Legal Proceedings whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other Transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity in connection with the foregoing vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, that in no event shall the Company or its Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the Transactions under any Contract or otherwise unless requested by Parent in writing, in which such case, it shall not be required to pay such fee, penalty or other consideration unless such payment is conditioned on the occurrence of the Closing.

(b)           Subject to the terms and conditions in this Agreement and without limiting the foregoing, the Company and Parent shall (and shall cause their respective Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause their respective other Affiliates to) (x) file or cause to be filed any and all required notification and report forms under the HSR Act with respect to the Merger and the Transactions as promptly as practicable (but in any event within the applicable timeframe set forth on Section 6.07(b) of the Company Disclosure Letter), and (y) file or cause to be filed any and all notifications with respect to the Merger and the other Transactions as may be required by any Governmental Entity as promptly as reasonably practicable (but in any event within the applicable timeframe set forth on Section 6.07(b) of the Company Disclosure Letter), including the Specified Regulatory Approvals. Subject to Section 6.07(d), the Company and Parent shall (and shall cause their respective Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause their respective other Affiliates to) use their respective reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act.

(c)           In furtherance and not in limitation of the foregoing, subject to Section 6.07(d), the Company and Parent shall (and Parent shall cause its Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause its other Affiliates to) cooperate with one another to submit a CFIUS Filing in connection with the Transactions and use their respective reasonable best efforts to obtain CFIUS Approval, including: (i) as promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and file with CFIUS a CFIUS Filing (including prefiling a draft voluntary notice and, as promptly as possible following the receipt of comments from CFIUS on the prefiled draft or confirmation from CFIUS that it has no such comments, filing the formal voluntary notice); and (ii) within the timeframe required by CFIUS, the Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS during its assessment, review or investigation.

(d)           In furtherance and not in limitation of the foregoing, Parent and the Company shall (and shall cause their respective Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause their respective other Affiliates to) use their respective reasonable best efforts to take any and all actions necessary, proper or advisable to avoid, eliminate, and resolve any and all impediments under any Antitrust Law or Foreign Investment Law and the DPA that may be asserted by any Governmental Entity or any other Person with respect to the Transactions contemplated by this Agreement and to obtain CFIUS Approval and all consents, approvals and waivers under any Antitrust Law or Foreign Investment Law that may be required by any Governmental Entity to enable the Parties to close the Transaction as promptly as practicable after the date hereof (and in any event no later than the End Date), including (i) supplying or causing to be supplied to any Governmental Entity as promptly as practicable any and all additional information or documentary material that may be requested, and certifying compliance with such request (as applicable), under any Law or by such Governmental Entity, (ii) proposing, negotiating, committing to, effecting, agreeing to and executing, by consent decree, settlement, undertaking, stipulations, hold separate order, binding agreement with any third party or otherwise, the sale, divestiture, transfer, license, hold separate or disposition of any and all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent (or its Affiliates) and of the Company (or its Subsidiaries), (iii) terminating, transferring or creating relationships, contractual rights or other obligations of Parent (or its Affiliates) and the Company (or its Subsidiaries), and (iv) otherwise taking or committing to take any actions or agree to any undertakings that would limit Parent’s (or its Affiliates’, and the Surviving Corporation’s) freedom of action with respect to, or their ability to retain, or impose obligations on Parent’s (or its Affiliates’) and the Surviving Corporation’s (and its Subsidiaries’) future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines or contractual or supply relationships of Parent (or its Affiliates, including the Surviving Corporation) or the Company (or its Subsidiaries), in each case so as to satisfy the conditions to the Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Legal Proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each such action in the foregoing clauses (ii), to (iv), individually or collectively, a “Remedial Action”). Notwithstanding anything in this Agreement to the contrary, (A) the Company shall not be permitted to offer or agree to or effectuate any Remedial Action without the prior written consent of Parent; (B) Parent (or any of its Affiliates) shall not be required to accept or agree to any Remedial Action that would have (x) an adverse impact on the Guarantor, its Subsidiaries (excluding the Surviving Corporation after the Effective Time) or Parent’s joint ventures that is material to the Guarantor, its Subsidiaries and Parent’s joint ventures, taken as a whole (excluding the Surviving Corporation after the Effective Time) or (y) a material adverse effect on the Company and its Subsidiaries, taken as a whole (each such impact, a “Burdensome Condition”); and (C) if requested by Parent in writing, the Company shall agree to any Remedial Action so long as such action is conditioned on the occurrence of the Closing (and, for the avoidance of doubt, the Company shall not be required to effectuate or agree to any Remedial Action unless such action is conditioned on the occurrence of the Closing). Any Remedial Action with respect to the Guarantor, its Subsidiaries or Parent’s joint ventures (excluding the Surviving Corporation after the Effective Time) that would result in an adverse impact on the relationship of Parent, the Guarantor or their respective joint ventures or Subsidiaries, on the one hand, with Toyota Motor Corporation and its Subsidiaries, on the other hand, that is material to the Guarantor, its Subsidiaries and Parent’s joint ventures, taken as a whole (excluding the Surviving Corporation after the Effective Time), such a material impact being deemed to include a Remedial Action with respect to the Guarantor, its Subsidiaries or Parent’s joint ventures (excluding the Surviving Corporation after the Effective Time) that interferes in any material respect with or prohibits such an entity from continuing to operate or own a business or material portion of a business for which Toyota Motor Corporation or any of its Subsidiaries is the direct or indirect customer, arranger or beneficiary as of the date hereof, shall be deemed to have a material impact on the Guarantor, its Subsidiaries and Parent’s joint ventures, taken as a whole.

(e)           The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, substantive communications, submissions and any other actions pursuant to this Section 6.07(e), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other substantive communications provided to or received by or on behalf of the Company or Parent, as the case may be, or any of Parent’s Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written substantive communications or submissions, and with respect to any such notification, filing, written substantive communication or submission, any documents submitted therewith to any Governmental Entity; provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Parties, as they deem advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.07(e) as “Outside Counsel Only Material,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in Person, by videoconference, or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(f)           Subject to Section 6.07(e), the Company, Parent and Merger Sub shall cooperate and consult with each other to direct the defense of this Agreement and the Transactions before any Governmental Entity and to handle the scheduling of, and strategic planning for, any meetings with, and the conducting of discussions and negotiations with, Governmental Entities regarding any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity.

(g)           Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with Article VIII, each of Parent (and its Affiliates) and the Company (and its Subsidiaries) shall not, and shall cause its Subsidiaries and controlled Affiliates, and use reasonable best efforts to cause its other Affiliates to not, acquire or agree to acquire any other Person or business or any material assets or properties of any other Person, or take any other action, if such acquisition or action would reasonably be expected to materially impede, prevent or materially delay the Parties from obtaining, or materially increase the risk of not obtaining, the expiration or termination of the waiting period under the HSR Act or CFIUS Approval and the Specified Regulatory Approvals, or to prevent or materially delay or materially impede the consummation of the Transactions.

Section 6.08          Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or the Transactions, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.09          Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment without obtaining the other Parties’ prior written consent, except that, after having consulted with the other Parties in accordance with this Section 6.09, no such consent shall be required to the extent such press release or other public statement or comment is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange (including the Nasdaq) or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 6.09 shall not apply to (i) any communication regarding an Alternative Proposal or from and after a Change of Recommendation, in each case, with respect to the Company, to the extent made in compliance with Section 6.04 or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement and still accurate at the time of such press release, filings with the SEC or other public statement or comment.

Section 6.10          Indemnification and Insurance.

(a)           Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (or employees of the Company or any of its Subsidiaries to the extent serving as fiduciaries with respect to any Company Employee Plan) as provided in its articles of incorporation or bylaws or in any indemnification agreements (including those identified on Section 6.10(a) of the Company Disclosure Letter) with any of the Company’s or its Subsidiaries’ directors, officers or employees as in effect as of the date of this Agreement shall survive the Merger and shall continue at and after the Effective Time in full force and effect for a period of at least six (6) years after the Effective Time. For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the articles of incorporation and bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries as in effect as of the date of this Agreement or in any indemnification agreements of the Company or any of its Subsidiaries with any of their respective current or former directors, officers or employees as in effect on the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their respective terms, each of the covenants contained in this Section 6.10.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or any of its Subsidiaries (or employees of the Company to the extent serving as fiduciaries with respect to any Company Employee Plan), in each case, at or prior to the Effective Time (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law following receipt of a written undertaking by or on behalf of such Indemnified Party to repay such advanced amounts if it is ultimately determined by final and non-appealable adjudication that such Indemnified Party was not entitled to indemnification under this Section 6.10(b)), liabilities and losses, reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time in connection with the fact that such Person is or was a director, officer or employee of the Company or was serving as an officer, director, employee, member, trustee or other fiduciary in any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c)           For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect all current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company or its Subsidiaries and their respective current and former directors and officers or provide substitute policies for the Company or its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company or its Subsidiaries, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons in the aggregate than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company or its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) with insurance carriers having the same or better A.M.  Best financial rating as the current directors’ and officers’ and fiduciary liability insurance carriers of the Company or its Subsidiaries, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company or its Subsidiaries (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 6.10(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase, or Parent may, at its option request that the Company purchase, a six (6)-year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for the Company or its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company or its Subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company or its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not pay an aggregate amount for such policy in excess of the Maximum Amount. If the Company is unable to obtain such tail policy because its cost exceeds the Maximum Amount, it may obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. Subject to the immediately preceding sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect and to continue to honor the obligations thereunder for a period of at least six (6) years following the Closing.

(d)           Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.10 (subject to the undertaking described in Section 6.10(b)).

(e)           The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws (or equivalent organizational documents) of the Company, the Surviving Corporation or any of their respective Subsidiaries, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in either such case, proper provision shall be made (whether by operation of law or otherwise) so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11          Transaction Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any pending or threatened Legal Proceeding against the Company or its directors or officers relating to this Agreement, the Merger or the other Transactions (whether directly or on behalf of the Company or otherwise); provided, that the Company shall promptly notify Parent of any such pending or threatened (in writing) Legal Proceeding, keep Parent reasonably and promptly informed with respect to the status thereof, give Parent the right to participate in, and the right to review and comment on all material filings or responses to be made by the Company in connection with, any such Legal Proceeding (and shall give good faith consideration to Parent’s comments and other advice with respect to such Legal Proceeding, including with respect to strategy and any significant decisions related thereto), and give Parent a reasonable opportunity to consult on the settlement, release, waiver or compromise of any such Legal Proceeding; provided, that this Section 6.11 shall not require the Company to provide, or cause to be provided, any information the disclosure of which would reasonably be expected to result in the loss of any attorney-client privilege or work product protection; provided, further that the Company shall use reasonable best efforts to make appropriate substitute arrangements to allow access in a manner that does not result in waiver of such privilege. The Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This Section 6.11 shall not apply to Legal Proceedings between the Company, on the one hand, and Parent, on the other hand.

Section 6.12          Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, Parent will take (or cause to be taken), and the Company shall cooperate with Parent and use its reasonable best efforts to take (or cause to be taken) all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq and the SEC to enable the de-listing by the Surviving Corporation of Common Stock from the Nasdaq and the deregistration of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.13          Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of (or other transactions in) Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14          Obligations of Parent. Parent shall cause Merger Sub and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with the Surviving Corporation for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities. Parent agrees that any breach by Merger Sub of a representation, warranty, covenant or agreement in this Agreement shall also be a breach of such representation, warranty, covenant or agreement by Parent.

Section 6.15          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16          FIRPTA Certificate. The Company shall deliver to Parent, at or prior to the Closing, a certificate and corresponding notice to the IRS that are both duly executed and acknowledged, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

Section 6.17          Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such notice or communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole), the Surviving Corporation or Parent and (b) any effect, change, event, fact, development or occurrence known to it that (i) would reasonably be expected to, individually or taken together with all other effects, changes, events, facts, developments or occurrences known to it, result in a Company Material Adverse Effect or (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that would reasonably be expected to result in the failure of a condition contained in Section 7.02(a), Section 7.02(b), Section 7.03(a) or Section 7.03(b); provided, however, that (x) the delivery of any notice pursuant to this Section 6.17 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (y) no failure to deliver a notice required by this Section 6.17 shall be considered in determining whether there has occurred a failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03.

Section 6.18          Treatment of Company Credit Facility. To the extent required by Parent, the Company shall use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Company Credit Facility, repayment in full of all obligations in respect of such Company Credit Facility upon the Closing and release of any Liens, if any, and guarantees in connection therewith upon the Closing; provided that the foregoing shall not obligate the Company to terminate any commitments in respect of the Company Credit Facility prior to the Closing or make any optional prepayment in respect of such obligations prior to the Closing. To the extent required by Parent, the Company shall use reasonable best efforts to obtain (and upon receipt, to furnish to Parent), on or prior to the Closing Date, customary payoff letters with respect to the Company Credit Facility (the “Payoff Letter”), in final, executed form and in customary form and substance, from all financial institutions and other Persons to which obligations under the Company Credit Facility are owed, or the applicable agent, trustee or other representative on behalf of such Persons, each of which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such obligations as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (other than obligations that expressly survive termination thereof pursuant to the terms of the Company Credit Facility) and Liens, if any, in connection therewith on the assets of the Company, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such obligations, shall be released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar obligations. Parent shall be unconditionally obligated to provide to the Company or its Subsidiaries, or to cause the payment of, the Payoff Amount substantially simultaneously with the Closing.

Section 6.19          Specified Claims. From and after the execution and delivery of this Agreement until the earlier of the Effective Time and the Termination Date, at the written request of Parent, the Parties shall reasonably cooperate and consult with each other on the defense of, and plans for addressing and responding to, any Specified Claims. At the reasonable written request of Parent, the Company will promptly provide to Parent all material information and documents relating to any Specified Claim and shall keep Parent promptly and reasonably apprised of the status of matters relating to any Specified Claim. At the written request of Parent, the Parties shall reasonably cooperate and consult with each other in connection with the making of any material filing, substantive response, notification, communication, submission or other similar action relating to any Specified Claim. Parent and its Representatives have a reasonable opportunity to review and reasonably suggest comments on all material filings or responses to be made by the Company in connection with any Specified Claim, and the Company shall give good faith consideration to Parent’s and Parent’s Representatives comments and other advice with respect to any Specified Claims, including with respect to strategy, plea type or settlement, compromise or resolution thereof, and any significant decisions related thereto. At the written request of Parent, the Company shall give Parent and its Representatives a reasonable opportunity to consult and reasonably comment on the settlement, plea, release, defense strategy, waiver or compromise of any Specified Claim, and the Company shall give good faith consideration to Parent’s and Parent’s Representatives comments. At the written request of Parent, the Company will provide Parent and its Representatives a reasonable opportunity to review in advance any proposed notifications, filings, substantive responses or any substantive communications or submissions and any related documents relating to any Specified Claim; provided, that this Section 6.19 shall not require the Company to provide, or cause to be provided, any information the disclosure of which would reasonably be expected to result in the loss of any attorney-client privilege or work product protection; provided, further that the Company shall use reasonable best efforts to make appropriate substitute arrangements to allow Parent and its Representatives access in a manner that does not result in a waiver of such privilege. The Company agrees not to participate in any substantive meeting or substantive discussion, either in Person, by videoconference, or by telephone, with any Governmental Entity or other Person relating to any Specified Claim, unless it consults with Parent in advance, to the extent practicable. The Company shall promptly notify Parent of all material developments in all Specified Claims and thereafter keep Parent reasonably and promptly informed with respect to the status thereof.

Article VII

Conditions to the Merger

Section 7.01          Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and the other Transactions shall be subject to the satisfaction (or waiver by each of Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval. The Required Company Shareholder Vote shall have been obtained.

(b)           No Legal Restraints. No injunction or similar Order by any Governmental Entity with competent jurisdiction that prohibits the consummation of the Merger and the other Transactions shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity with competent jurisdiction over any Party in the U.S. that remains in effect and, in any case, prohibits or makes illegal the consummation of the Merger (any such Order, injunction or Law, a “Legal Restraint”).

(c)           Regulatory Approvals. (i) The applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Entity (to the extent entered into in compliance with Section 6.07(b)) not to consummate the Merger and the other Transactions shall have expired or been earlier terminated; and (ii) the clearances, approvals, and waiting periods applicable to the consummation of the Merger and the other Transactions imposed under any Antitrust Laws with respect to the Merger set forth in Section 7.01(c) of the Company Disclosure Letter shall have been obtained (“Specified Regulatory Approvals”).

(d)           CFIUS. CFIUS Approval shall have been obtained without the requirement or imposition, individually or in the aggregate, of a Burdensome Condition.

Section 7.02          Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other Transactions is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in Article V (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except where the failure of such representations and warranties to be so true and correct does not constitute a Parent Material Adverse Effect.

(b)           Each of Parent and Merger Sub shall have performed in all material respects its obligations and complied in all material respects with the covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer of Parent, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03          Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other Transactions are further subject to the satisfaction (or waiver by Parent to the extent permitted by applicable Law) of the following conditions:

(a)           (i) The representations and warranties of the Company set forth in the first sentence of Section 4.02(a), Section 4.02(b) and Section 4.02(c) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except for inaccuracies that, in the aggregate, do not increase the aggregate consideration payable by Parent pursuant to Article III in more than a de minimis respect; (ii) the representations and warranties of the Company set forth in Section 4.01(a), Section 4.02(a) (other than the first sentence thereof), Section 4.04, Section 4.05(a)(i) and Section 4.25 shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date); (iii) the representations and warranties of the Company set forth in Section 4.07(a) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time; and (iv) the other representations and warranties of the Company set forth in Article IV (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct does not constitute a Company Material Adverse Effect.

(b)           The Company shall have performed in all material respects its obligations and complied in all material respects with the covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)           Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)           The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

Article VIII

Termination

Section 8.01          Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a)           by the mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 5 p.m. Eastern Time, on December 15, 2025 (as such date may be extended pursuant to this Agreement, the “End Date”); provided, that (x) if, as of such time and date all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.01(b), Section 7.01(c) or Section 7.01(d) (but with respect to Section 7.01(b), only to the extent the applicable Legal Restraint relates to the DPA, the HSR Act or any other applicable Antitrust Law or Foreign Investment Law, or the Specified Regulatory Approvals)), then such date shall, automatically without the action of any Person, be extended to 5 p.m. Eastern Time on March 13, 2026 (the “First Extended Date”), and references to the “End Date” shall instead refer to such extended date; and (y) if, as of the First Extended Date all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.01(b), Section 7.01(c) or Section 7.01(d) (but with respect to Section 7.01(b), only to the extent the applicable Legal Restraint relates to the DPA, the HSR Act or any other applicable Antitrust Law or Foreign Investment Law, or the Specified Regulatory Approvals)), then such date shall, automatically without the action of any Person, be extended to 5 p.m. Eastern Time on June 15, 2026, and references to the “End Date” shall instead refer to such extended date; provided, further, that the Parties shall be entitled to extend the End Date by mutual written agreement, and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) (and in the case of Parent, Merger Sub) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure to consummate the Merger on or before such date;

(c)           by either the Company or Parent if any Governmental Entity with competent jurisdiction over any Party in the U.S. shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used the efforts required by this Agreement to remove such Legal Restraint; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to a Party if such Party (or in the case of Parent, Merger Sub) breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of or primarily resulted in the issuance or entry of such Legal Restraint;

(d)           by either the Company or Parent, upon written notice to the other Party, if there shall have been a CFIUS Turndown;

(e)           by either the Company or Parent if the Company Shareholders’ Meeting (which, for the avoidance of doubt, includes any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken shall have been held and concluded and the Required Company Shareholder Vote contemplated by this Agreement shall not have been obtained;

(f)            by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) cannot be cured in a manner sufficient to allow the satisfaction of such conditions by the End Date or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(f) and the basis for such termination; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 8.01(f) if any representation, warranty, agreement or covenant of the Company contained in this Agreement has been breached such that any condition to the Merger in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(g)           by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) cannot be cured in a manner sufficient to allow the satisfaction of such conditions by the End Date or, if curable, is not cured in a manner sufficient to allow the satisfaction of such conditions within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination; provided, however, that neither Parent or Merger Sub will be permitted to terminate this Agreement pursuant to this Section 8.01(g) if any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement has been breached such that any condition to the Merger in Section 7.02(a) or Section 7.02(b) would not be satisfied; or

(h)           (i) by the Company, in order to enter into a definitive agreement with respect to a Superior Proposal prior to obtaining the Required Company Shareholder Vote (it being agreed that no such termination shall be effective unless (A) the Company has complied in all material respects with Section 6.04(f), (B) the Company pays the Company Termination Fee due to Parent in accordance with Section 8.03(a) prior to or at the time of such termination and (C) promptly after or simultaneously with such termination, the Company enters into such definitive agreement with respect to such Superior Proposal) or (ii) by Parent prior to obtaining the Required Company Shareholder Vote, if a Change of Recommendation shall have occurred.

Section 8.02          Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.01, the terminating Party shall give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.01, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Affiliates, or their respective former, current or future directors, partners, stockholders, shareholders, managers or members, except that (a) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee, if, as and when required pursuant to Section 8.03; (b) subject to Section 8.03, no such termination shall relieve any Party for liability or damages (which the Parties acknowledge and agree, subject to Section 9.05, shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Merger Sub, shall be based upon the loss of the benefit of the bargain by the Company and its shareholders (including any lost premium) arising from such Party’s Willful Breach of any covenant or agreement of this Agreement or for fraud by such Party prior to its termination; and (c) the Confidentiality Agreement, Article I, Section 6.03(b), Section 6.09, this Section 8.02, Section 8.03 and Article IX shall survive the termination of this Agreement.

Section 8.03          Termination Fee.

(a)           Company Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) the Company shall have validly terminated this Agreement pursuant to Section 8.01(h)(i), (ii) Parent shall have validly terminated this Agreement pursuant to Section 8.01(h)(ii), or (iii) (A) after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Shareholders’ Meeting, an Alternative Proposal has been publicly proposed or publicly disclosed, and not withdrawn, (x) in the case of a termination pursuant to Section 8.01(e), prior to the taking of a vote to approve this Agreement at the Company Shareholders’ Meeting and (y) in the case of a termination pursuant to Section 8.01(b) or Section 8.01(g), prior to such termination, (B) this Agreement is subsequently validly terminated by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(e), or by Parent pursuant to Section 8.01(g), and (C) concurrently with or within twelve (12) months after such termination, (x) the Company shall have entered into a definitive agreement providing for a transaction that constitutes an Alternative Proposal (which transaction is subsequently consummated, whether during or following such twelve (12) month period) or (y) the Company shall have consummated a transaction that constitutes such Alternative Proposal (it being understood that, for purposes of clause (A) and of this clause (C), references to “twenty percent (20%)” in the definition of Alternative Proposal shall be “fifty percent (50%)” for any fee to be payable under this Section 8.03(a)), then the Company shall pay the Company Termination Fee to Parent (or its designee(s)) by wire transfer of immediately available funds to an account designated by Parent (or its designee(s)), such payment to be made, in the case of clause (i) above, prior to or concurrently with, and as a condition to the effectiveness of, termination, in the case of clause (ii) above, within three (3) Business Days after such termination, or, in the case of clause (iii) above, within three (3) Business Days after the consummation of the transaction that constitutes such Alternative Proposal. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.03(a), together with the Enforcement Expenses, none of the Company or any of its former, current or future officers, directors, employees, partners, shareholders, optionholders, managers, members, Affiliates and Representatives (collectively, “Company Related Parties”) shall have any further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 8.02. Payment of the Company Termination Fee pursuant to this Section 8.03(a), together with the Enforcement Expenses, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and, upon payment of the Company Termination Fee, none of Parent, Merger Sub, any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any Action or Legal Proceeding against any of the Company Related Parties arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except to the extent provided in Section 8.02. Parent’s right (and the rights of Parent’s designee(s)) to receive payment from the Company of the Company Termination Fee pursuant to this Section 8.03(a) together with the Enforcement Expenses, shall be the sole and exclusive remedy of the Parent Related Parties in circumstances where the Company Termination Fee is payable pursuant to this Section 8.03(a) against the Company Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except, in each case, to the extent provided in Section 8.02.

(b)           Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and that, without Section 8.03(a) Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.03, the Company shall pay to Parent (or its designee(s)) all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred), together with interest on the amount of the Company Termination Fee at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made plus two percent (2%) per annum (such fees, costs, expenses and interest are collectively referred to herein as the “Enforcement Expenses”). The Parties further acknowledge that the Company Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

Article IX

Miscellaneous

Section 9.01          No Survival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the Parties (a) which by its terms applies or contemplates performance in whole or in part after the Effective Time or (b) set forth in this Article IX.

Section 9.02          Expenses. Except as set forth in Section 8.03 or the Parent Guarantee and subject to the following sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred by any Party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne equally by the Company and Parent, and all filing fees paid by any Party in respect of any HSR Act, Specified Regulatory Approval, the CFIUS Filing, or other regulatory filing shall be borne by Parent. Except for any Taxes described in Section 3.02(b), all transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes (for the avoidance of doubt, not including income, capital gain, gross receipt and other similar Taxes) imposed on the Company or any of its Subsidiaries pursuant to the Merger shall be borne by the Surviving Corporation.

Section 9.03          Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic mail or otherwise as authorized by the prior sentence) to the other Parties. No Party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.04          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware (except that the matters contained in Article II and Article III shall be governed by the Oregon Act, including matters relating to the filing of the Articles of Merger and the effects of the Merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board shall be governed and construed in accordance with the applicable Laws of the State of Oregon without regard to any choice or conflict of Law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Oregon to such matters.

(b)           Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each Party hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)           EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER BODY OF LAW, TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.04.

Section 9.05          Specific Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions). Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement or the Parent Guarantee, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The pursuit of specific enforcement or other equitable remedy by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations (including Section 8.02 and Section 8.03) or remedies set forth in this Agreement or the Parent Guarantee. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations set forth in this Agreement or the Parent Guarantee or to specifically enforce the terms and provisions of this Agreement or the Parent Guarantee on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.05, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement or the Parent Guarantee is not performed in accordance with its specific terms, including as a result of any dispute over the Parties’ obligations to consummate the Transactions. It is accordingly agreed that, as to any Actions or Legal Proceedings in which a Party seeks specific performance or other equitable relief pursuant to this Section 9.05, the Parties shall use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any Party’s request for expedited proceedings. Subject to Section 8.03, each Party further agrees that by seeking the remedies provided for in this Section 9.05, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement or a party to the Parent Guarantee and nothing set forth in this Section 9.05 shall require any Party to institute any proceeding for (or limit any Party’s rights to institute any proceeding for) specific performance under this Section 9.05 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.05 or anything set forth in this Section 9.05 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or the Parent Guarantee in accordance with its terms or pursue any other remedies under this Agreement or the Parent Guarantee. To the extent any Party brings an Action or Legal Proceeding to specifically enforce the performance of the terms and provisions of this Agreement or the Parent Guarantee (other than an action to specifically enforce any provision that expressly survives the termination of this Agreement or the Parent Guarantee), the End Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action or Legal Proceeding or (b) such other time period established by the court presiding over such Action or Legal Proceeding. Notwithstanding anything herein to the contrary, while the Company may pursue both a grant of specific performance to the extent expressly permitted by this Section 9.05 and the payment of, subject to Section 8.02 and Section 8.03, other monetary damages, under no circumstances shall Parent or Merger Sub be obligated to both (i) specifically perform the terms of this Agreement to consummate the Closing and (ii) pay monetary damages.

Section 9.06          Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email (so long as such transmission does not generate an error message or notice of non-delivery), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or to such other address as any Party shall specify by written notice so given):

If to the Company:

Radius Recycling, Inc.
222 SW Columbia Street

Suite 1150
Portland, OR 97201

Attention:	General Counsel
Email:	***
With copy to:	***

with a copy (which shall not constitute notice) to each of the following addressees:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

Email:	***
***
Attention:	Eric M. Swedenburg
Jakob Rendtorff

If to Parent or Merger Sub:

Toyota Tsusho America, Inc.

837 Sandhill Ave
Carson, CA 90746

Email: ***

Attention: Anthony Dowgwilla, Vice President and Deputy Division Head

with a copy (which shall not constitute notice) to:

Toyota Tsusho America, Inc.

825 Third Avenue, 10th Floor
New York, NY 10022

Email: ***

Attention: John A. Maraia, Senior Vice President and General Counsel

Toyota Tsusho Corporation

Nagoya Head Office
Symphony Toyota Bldg.,

4-11-27 Meieki, Nakamura-ku, Nagoya, 450-0002 Japan

Email: ***

Attention: Junya Kawanabe, Project Manager

Toyota Tsusho Corporation

Nagoya Head Office
Symphony Toyota Bldg.,

4-11-27 Meieki, Nakamura-ku, Nagoya, 450-0002 Japan

Email: ***

Attention: Kosuke Nakamura, Project Manager

White & Case LLP

White & Case Law Offices (Registered Association)

Marunouchi Trust Tower Main

26th Floor 1-8-3 Marunouchi

Chiyoda-ku, Tokyo 100-0005 Japan

Email:	***
***
Attention:	Nels Hansen
Shino Asayama

and such notice shall be deemed to have been delivered (a) when received when sent by email, provided, that the recipient confirms in writing its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.07          Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any prohibited assignment is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.08          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 9.09          Entire Agreement; No Third-Party Beneficiaries. This Agreement, including any Exhibit or Annex hereto, and the Company Disclosure Letter, the Parent Guarantee and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Except (a) for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock as of the Effective Time and holders of Company Equity Awards as of immediately prior to the Effective Time), and Section 6.10 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), and (b) for the limitations on liability of the Company Related Parties and the Parent Related Parties set forth in Section 8.03, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. The Company Disclosure Letter shall not be deemed part of this Agreement for purposes of the DGCL but shall have the effects provided in this Agreement.

Section 9.10          Amendments; Waivers.

(a)           At any time prior to the Effective Time, whether before or after receipt of the Required Company Shareholder Vote, any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company, Parent and Merger Sub; provided, that after receipt of the Required Company Shareholder Vote, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq require further approval of the shareholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the shareholders of the Company or the sole stockholder of Merger Sub, as applicable.

(b)           At any time prior to the Effective Time, whether before or after receipt of the Required Company Shareholder Vote, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, respectively (ii) waive any breaches in the representations and warranties of the other Party or Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party or Parties, respectively, with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. For purposes of this Section 9.10(b), Parent and Merger Sub shall be treated collectively as a single Party. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11          Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOYOTA TSUSHO AMERICA, INC.

By:	/s/ Naoyuki Hata
Name: Naoyuki Hata
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TAI MERGER CORPORATION

By:	/s/ Masaharu Katayama
Name: Masaharu Katayama
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RADIUS RECYCLING, INC.

By:	/s/ Tamara Lundgren
Name: Tamara Lundgren
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]